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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189895

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 13, 2013)

$50,000,000

Common Shares

Canadian Solar Inc.

        We have entered into a distribution agency agreement with Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse or the sales agent, relating to our common shares, with no par value, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agency agreement, we may offer and sell our common shares having an aggregate offering price of up to $50,000,000 from time to time on the Nasdaq Global Market or other market for our common shares in the U.S. through the sales agent.

        Our common shares are listed on the Nasdaq Global Market under the symbol "CSIQ." On August 14, 2013, the last reported sale price of our common shares on the Nasdaq Global Market was $12.00 per share.

        Sales of our common shares under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be "at-the-market offerings" as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers' transactions on or through the Nasdaq Global Market or other market for our common shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agent. Credit Suisse will act as sales agent on a reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

        We also may sell some or all of the common shares to the sales agent as principal for its own account at a price per share agreed upon at the time of sale. If we sell common shares to the sales agent as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

        The sales agent will be entitled to compensation at a commission rate of up to 3% of the gross sales price per share sold. In connection with the sale of our common shares on our behalf, the sales agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts.

        Before buying shares of our common shares, you should carefully consider the risk factors described in "Risk Factors" beginning on page S-5 of this prospectus supplement.

        Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

The date of this prospectus supplement is August 15, 2013.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common shares and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Credit Suisse has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Credit Suisse is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

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  "we," "us," "our company," "our" or "Canadian Solar" refers to Canadian Solar Inc., a Canadian company, its predecessor entities and its subsidiaries;

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  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

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  "shares" refers to common shares, with no par value, of Canadian Solar Inc.;

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  "$," "US$" and "U.S. dollars" are to the legal currency of the United States;

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  "RMB" and "Renminbi" are to the legal currency of China;

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  "C$," "CAD" and "Canadian dollars" are to the legal currency of Canada;

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  "€" and "Euro" are to the legal currency of the European Economic and Monetary Union;

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  "kW," "MW" and "GW" are to kilowatts, megawatts and gigawatts, respectively; and

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  "PV" is to photovoltaic. The photovoltaic effect is a process by which sunlight is converted into electricity.

        We use the noon buying rate in The City of New York for cable transfers in Renminbi, Euros and Canadian dollars per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York to translate Renminbi and Euros dollars to U.S. dollars not otherwise recorded in our consolidated financial statements and included elsewhere in this prospectus supplement or accompanying prospectus. Unless otherwise stated, the translation of Renminbi and Euros into U.S. dollars was made by the noon buying rate in effect on June 28, 2013, which was RMB6.1374 to $1.00 and €0.7686 to $1.00. We make no representation that the Renminbi, Euro or U.S. dollar amounts referred to in this prospectus supplement or accompanying prospectus could have been or could be converted into U.S. dollars, Euros, Canadian dollars or Renminbi, as the case may be, at any particular rate or at all. See "Risk Factors—Risks Related to Our Company and Our Industry—Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated herein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus supplement and the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus supplement also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

SUMMARY

        The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents.

About Canadian Solar Inc.

        We design, develop and manufacture solar wafers, cells and solar module products that convert sunlight into electricity for a variety of uses. We are incorporated in Canada and conduct most of our manufacturing operations in China. Our products include a range of solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers' requirements. Specialty solar modules and products consist of customized solar modules that our customers incorporate into their own products, such as building integrated PV modules and complete specialty products, such as portable solar home systems and solar-powered car battery chargers. We sell our products under our "Canadian Solar" brand name and to original equipment manufacturer, or OEM, customers under their brand names. In addition, we also sell total solar power system kits for residential applications and build-to-order solar systems for commercial and solar power plants for utility-scale applications.

        We believe we offer one of the broadest crystalline silicon solar module product lines in the industry. Our product lines range from modules of medium power, to high efficiency, high-power output mono-crystalline modules, as well as a range of specialty products. We currently sell our products to a diverse customer base in various markets worldwide, including Germany, Spain, Italy, France, the Czech Republic, the U.S., Canada, China, Japan and India, among others. We sell our standard solar modules to distributors and system integrators, as well as to solar project developers. We sell our solar power system kits to distributors and installers, and we sell our commercial system and utility-scale power plants to independent power producers and investors.

The Offering

Common shares offered by us	Common shares having an aggregate offering price of up to $50,000,000.
Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include solar power project development expenses and working capital. See "Use of Proceeds" on page S-35.
Nasdaq Global Market symbol	CSIQ
Risk factors
An investment in our common shares involves risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement and page 7 of the accompanying prospectus, as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

        An investment in our common shares involves certain risks. You should carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our common shares could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note Regarding Forward-Looking Statements" in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Company and Our Industry

We may be adversely affected by volatile solar power market and industry conditions; in particular, the demand for our solar power products may decline, which may reduce our revenues and earnings.

        We are influenced by conditions in the solar power market and industry. In 2010, demand for solar power products increased and many manufacturers increased their production capacity accordingly as the effects of the global financial crisis subsided. In 2011, a decrease in payments to solar power producers in the form of feed-in tariffs and other reimbursements, a reduction in available financing and an excess supply of solar PV modules worldwide put severe downward pressure on solar PV module prices in European and other markets. As a result, many solar power plant developers, solar system installers and solar PV products distributors that purchase solar power products, including solar PV modules from manufacturers like us, were adversely affected and their financial condition weakened. Although our shipments increased year-over-year in 2011 and 2012 and have continued to increase during the first half of 2013, average selling prices for our solar PV modules declined significantly. In 2012, oversupply conditions across the value chain, difficult economic conditions in Europe as well as escalating foreign trade disputes in the U.S., Europe, India and China affected industry-wide demand and put continued pressure on average selling prices, resulting in lower revenue for many industry participants. If the supply of solar PV modules grows faster than demand, and if governments continue to reduce financial support for the solar industry and impose trade barriers, demand for our products as well as our average selling price could be materially and adversely affected.

        The challenging industry environment during 2012 caused many solar product companies to reduce production or shut down capacity across the value chain, which has helped to stabilize and more recently strengthen average selling prices for solar PV modules in many markets. However, we cannot assure you that as average selling prices stabilize and strengthen that solar product companies will not again increase production, which could potentially further reduce prices.

        Demand in Europe generally remains challenged as a result of the reductions in feed-in-tariffs in Germany and the elimination of feed-in-tariffs in Italy, the two largest European markets over the last three years, and it is estimated that demand for solar modules in Europe may fall by as much as 30% in 2013, compared to 2012. Though demand in other regions, including the U.S., Japan and India, as well as many other emerging markets in Asia, Middle East and Africa, is expected to increase because of decreasing prices, we cannot assure you that those increases will be able to offset the decrease in demand in Europe or that any recent positive trends in supply demand balance will persist.

        The demand for solar power products is influenced by macroeconomic factors, such as global economic conditions, demand for electricity, the supply and prices of other energy products, such as oil, coal and natural gas, as well as government regulations and policies concerning the electric utility industry, the solar and other alternative energy industries and the environment. For example, a reduction in oil and coal prices may reduce the demand for alternative energy. Also, during 2011, 2012 and 2013, a decrease in solar power tariffs and a difficult financing environment put downward pressure on the price of solar PV systems in most regions. Solar power prices decreased as governments, forced by the global economic crisis to implement austerity measures, reduced subsidies, such as feed-in tariffs. Further, many downstream purchasers of solar power products were unable to secure sufficient financing for their PV projects. As a result, many purchasers of solar power products were unable or unwilling to expand their operations. In light of the uncertainty in the global credit and lending environment, we cannot make assurances that financial institutions will continue to offer funding to solar PV project developers at reasonable costs. An increase in interest rates or a decrease in funding of capital projects within the global financial market could make it difficult to fund PV systems and potentially reduce the demand for PV modules and/or reduce the average selling prices for PV modules, which may materially and adversely affect our business, results of operations, financial condition and prospects.

If the supply of solar wafers and cells increases in line with increases in the supply of polysilicon, then the corresponding oversupply of solar cells and modules may cause substantial downward pressure on the prices of our products and reduce our revenues and earnings.

        Silicon production capacity has expanded rapidly in recent years. As a result of this expansion, coupled with the global economic downturn, the solar industry experienced an oversupply of high-purity silicon in 2009, which contributed to an oversupply of solar wafers, cells and modules and resulted in substantial downward pressure on prices throughout the value chain in 2009. Strong demand in 2010 stabilized and strengthened prices across the value chain, particularly in the second half of 2010, and, according to Solarbuzz, an independent solar energy research and consulting firm, from the end of 2009 to the end of 2010, module pricing increased from approximately $1.65 to approximately $1.90 per watt, cell pricing increased from approximately $1.25 to approximately $1.40 per watt and wafer pricing increased from approximately $0.80 to approximately $1.00 per watt. Polysilicon prices also increased in 2010 compared to 2009, from approximately $50 to $55 per kilogram to approximately $80 to $90 per kilogram. In 2011, the solar industry again experienced oversupply across the value chain, and by the end of the year, module pricing was approximately $1.00 per watt, cell pricing was approximately $0.55 per watt and wafer pricing was approximately $0.41 per watt. According to Solarbuzz, demand for solar products remained soft in 2012 and at the end of 2012, module pricing was approximately $0.78 per watt, cell pricing was approximately $0.43 per watt, wafer pricing was approximately $0.25 per watt and polysilicon pricing was approximately $24.66 per kilogram. Our average module selling price has decreased from $1.80 per watt in 2010 to $1.34 per watt in 2011, to $0.77 per watt in 2012 and to $0.67 per watt in the first half of 2013, in large part because the increase in the supply of solar cells and modules was greater than the increase in the demand therefor. As a result of the decline in our module selling prices, our revenue declined in 2012 and the first half of 2013, even though our module shipment volume for the periods increased. In addition, because module prices declined at a rapid rate, we suffered losses in the form of inventory write-downs, as the market price of modules consistently fell below the carrying cost of our inventory. Lower price realizations and inventory write-downs in 2012 put downward pressure on our gross profit and operating margins. Continued increases in solar module production in excess of market demand may result in further downward pressure on the price of solar cells and modules, including our products. Increasing competition could also result in us losing sales or market share. If we are unable, on an ongoing basis, to procure silicon, solar wafers and solar cells at reasonable prices or mark up the price of our solar modules to cover our manufacturing and operating costs, our revenues and margins will continue to be adversely impacted, either due to higher costs compared to our competitors or due to further write-downs of inventory, or both. In addition, our market share could decline if our competitors are able to price their products more competitively.

The execution of our growth strategy depends upon the continued availability of third-party financing arrangements for our customers, which is affected by general economic conditions. Tight credit markets could depress demand or prices for solar products, hamper our expansion and materially affect our results of operations.

        General economic conditions, liquidity and the availability and cost of capital could materially and adversely affect our business and results of operations. Most solar power projects, including our own, require financing for development and construction with a mixture of equity and third party funding. The cost of capital affects both the demand and price of solar power systems. A high cost of capital may materially reduce the internal rate of return for solar power projects and therefore put downward pressure on the prices of both solar systems and solar modules, which typically comprise approximately 40% to 50% of the cost of solar power projects.

        Furthermore, solar power projects compete for capital with other forms of investment such as bonds. Some classes of investors compare the returns of solar power projects with bond yields and expect a similar or higher internal rate of return, adjusted for risk and liquidity. Higher interest rates could render existing funding more expensive and present an obstacle for potential funding that would otherwise spur the growth of the solar power industry. In addition, higher bond yields could result in increased yield expectations for solar power projects, which would result in lower system prices. In the event that suitable funding is unavailable, our customers may be unable to pay for products they have agreed to purchase. It may also be difficult to collect payments from customers facing liquidity challenges due to either customer defaults or financial institution defaults on project loans. Constricted credit markets may impede our expansion and materially and adversely affect our results of operations. Concerns about government deficits and debt in the European Union, or EU, our major market, have increased bond spreads in certain solar markets, such as Greece, Spain, Italy and Portugal. The cash flow of a solar power project is often derived from government-funded or government-backed feed-in tariffs. Consequently, the availability and cost of funding solar power projects is determined in part based on the perceived sovereign credit risk of the country where a particular project is located. Therefore, credit agency downgrades of nations in the EU could decrease the credit available for solar power projects, increase the expected rate of return compared to bond yields, and increase the cost of debt for solar power projects in countries with a higher perceived sovereign credit risk.

Our future success depends partly on our ability to expand the pipeline of our total solutions business in several key markets, which exposes us to a number of risks and uncertainties.

        Historically, the solar module business has accounted for the large majority of our net revenues, including 94.8%, 89.1%, 88.5% and 75.7% in 2010, 2011, 2012 and the first half of 2013, respectively. However, we have in recent years increasingly focused our sales and marketing efforts on our total solutions business, which consists primarily of utility-scale solar power project development sales, engineering, procurement and construction, or EPC, services, operating and maintenance, or O&M, services and sales of solar kits. As we continue to expand our business into the downstream segment of the industry, we expect that in 2013 our total solutions business will account for nearly 50% of our net revenues.

        As a greater proportion of our net revenues are derived from out total solutions business, we will be increasingly exposed to the risks associated with that business. Further, our future success largely depends on our ability to expand our solar power project pipelines. The risks and uncertainties associated with our total solutions business and our ability to expand our utility-scale solar project pipelines include:

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  the uncertainty of being able to sell the projects, receive full payment for them upon completion, or receive payment in a timely manner, either of which situation could have an adverse affect on our cash flows and ability to fund future projects as well as other aspects of our business;

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  the need to raise significant additional funds to develop from scratch or purchase late-stage solar power projects, which we may be unable to obtain on commercially reasonable terms or at all;

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  delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in regulatory approvals, construction, grid-connection and customer acceptance testing;

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  delays or denial of required approvals by relevant government authorities;

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  diversion of significant management attention and other resources; and

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  failure to execute our project pipeline expansion plan effectively.

        If we are unable to successfully expand our utility-scale solar power project pipelines, we may be unable to expand our business, maintain our competitive position, improve our profitability, and generate the cash flows we have currently forecasted.

Governments may revise, reduce or eliminate subsidies and economic incentives for solar power, which could cause demand for our products to decline.

        The market for on-grid applications, where solar power supplements the electricity a customer purchases from the utility network or sells to a utility under a feed-in tariff, depends largely on the availability and size of government subsidy programs and economic incentives. At present, the cost of solar power exceeds retail electricity rates in many locations. Government incentives vary by geographic market. Government bodies in many countries, most notably Germany, Italy, the Czech Republic, the United States, Japan, Canada (Ontario), South Korea, Greece, France, Australia and Spain, have provided incentives in the form of feed-in tariffs, rebates, tax credits, renewable portfolio standards and other incentives. These governments have implemented mandates to end-users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. Some of these government mandates and economic incentives, such as the German Renewable Energy Law, are scheduled to be reduced and could be altered or eliminated altogether through new legislation. For example, in January, July and October of 2010, Germany introduced reductions in solar feed-in tariffs of approximately 24-26% for rooftop systems and 20-25% for ground-based systems. Germany further reduced its feed-in tariffs in the beginning of 2012 by 15% to up to 24.43 Euro cents per kilowatt hour, or kWh, for rooftop systems and up to 18.76 Euro cents per kilowatt hour for ground-based systems. In June of 2012 the German government approved further changes to the Renewable Energy Law. Under the new rules, solar systems smaller than 10 kW will receive subsidies of 19.5 Euro cents per kWh, solar systems between 10kW and 40 kW will receive subsidies of 18.5 Euro cents per kWh, systems over 40 kW to 1 MW will receive subsidies of 16.5 Euro cents per kWh and systems between 1MW and 10 MW will receive subsidies of 13.5 Euro cents per kWh. Systems larger than 10MW will no longer receive subsidies. In addition, for systems that still qualify for subsidies, the tariff will be adjusted downward on a monthly basis to limit growth in solar systems installations to a range of 2.5-3.0 GW per year. Under the new plan, PV subsidies will be stopped when a cumulative capacity of 52 GW is reached; cumulative capacity as of June 30, 2013 was approximately 34.2 GW. In Italy, another important market for solar products in the past several years, cumulative capacity totaled 17.0 GW in June 2013, reaching the €6.7 billion funding limit for solar feed-in-tariff payments. As a result, beginning on July 6, 2013, Italy will no longer pay out feed-in-tariffs on new PV solar systems. Many other countries in Europe have reduced or eliminated their solar energy subsidies in the past few years and it is likely that this trend will continue, possibly until subsidies for solar energy are phased out completely.

        While solar power projects may continue to offer attractive internal rates of return, it is unlikely internal rates of return will be as high as they were in the past. If internal rates of return fall below an acceptable rate for project investors, and governments continue to reduce or eliminate subsidies, this may cause a decrease in demand and considerable downward pressure on solar systems and therefore negatively impact both solar module prices and the value of our utility scale projects. The reduction, modification or elimination of government mandates and economic incentives in one or more of our markets could therefore materially and adversely affect the growth of such markets or result in increased price competition, either of which could cause our revenues to decline and harm our financial results.

We have, from time to time, entered into long-term supply agreements with polysilicon and wafer suppliers. Long-term supply agreements may make it difficult for us to adjust our raw material costs should prices decrease. Also, if we chose to prematurely terminate any of these agreements, we may not be able to recover all or any part of the advance payments we have made to these suppliers and we may be subject to litigation.

        In 2007 and 2008, due to shortages of polysilicon and silicon wafers, we entered into a number of long-term supply agreements with several silicon and wafer suppliers in an effort to secure raw materials to meet our production requirements. These suppliers included GCL-Poly Energy Holdings Limited, or GCL, Neo Solar Power Corp., or Neo Solar, Deutsche Solar AG, or Deutsche Solar, Jiangxi LDK Solar Hi-Tech Co., Ltd., or LDK, and a UMG-Si supplier.

        In response to the decline in the price of polysilicon, beginning in 2009, we began discussing adjustments in the unit price and volume terms under our supply agreements with these suppliers.

        In 2009 and thereafter, we agreed to amend our agreements with certain of them, including GCL, Neo Solar, LDK and the UMG-Si supplier, to adjust the purchase price to prevailing market prices at the time we place a purchase order and to reduce the quantity of products that we are required to purchase. Under our supply agreements with certain silicon wafer suppliers, and consistent with historical industry practice, we made advance payments prior to scheduled delivery dates. The advance payments were made without collateral and were to be credited against the purchase prices payable by us. As of June 30, 2013, the balance of advance payments that we have made to GCL, Deutsche Solar, LDK and the UMG-Si supplier totaled $45.9 million.

        We purchased the contracted volume for 2009 under our 12-year supply agreement with Deutsche Solar, but we did not purchase the contracted volumes for 2010 and 2011. The agreement contains a provision stating that, if we do not order the contracted volume in a given year, Deutsche Solar can invoice us for the difference at the full contract price. We believe that it is more likely than not that the take-or-pay provisions of the agreement are void under German law. In December 2011, Deutsche Solar gave notice to us to terminate the 12-year wafer supply agreement with immediate effect. Deutsche Solar stated that the reason for the termination was an alleged breach of the agreement by us. In the notice, Deutsche Solar reserved its right to claim damages of €148.6 million ($193.3 million) in court. As a result of the termination, we reclassified the accrued loss on firm purchase commitments reserve of $27.9 million as of December 31, 2011 to loss contingency accruals. In addition, we made a full bad debt allowance of $17.4 million against the balance of advance payments to Deutsche Solar. The accrued amount of $27.9 million represents our best estimate for our loss contingency. Deutsche Solar did not specify the basis for its claimed damages of €148.6 million ($193.3 million) in the notice.

        In 2007, we entered into a three-year agreement with LDK under which we purchased specified quantities of silicon wafers and LDK converted our reclaimed silicon feedstock into wafers under a toll manufacturing arrangement. In 2008, we entered into two ten-year wafer supply agreements with LDK, under which we agreed to purchase specified volumes of wafers at pre-determined prices each year, commencing January 1, 2009. In April 2010, we gave LDK termination notice regarding our two ten-year supply agreements with them. We also initiated arbitration proceedings against LDK seeking a refund of initial deposits that we paid to them. In December 2012, the Shanghai Branch of the China International Economic and Trade Arbitration Commission awarded RMB248.9 million ($40.6 million) plus RMB2.2 million ($0.4 million) in arbitration expenses in favor of LDK, including RMB60.0 million

($9.8 million) in previously paid deposits. In May 2013, the Jiangsu Suzhou Intermediate Court dismissed a request by LDK to enforce this arbitration award, after which LDK initiated additional proceedings against us claiming that our rights to the initial deposits had been forfeited. We recorded a full bad debt allowance against these initial deposits in 2009. We also made a loss provision totaling RMB188.9 million ($30.8 million) in 2012 following the arbitration award in favor of LDK, but reversed that provision in the first quarter of 2013 following the Intermediate Court's dismissal of LDK's request to enforce the award. Though we dispute merits of the additional proceedings brought against us by LDK and we will defend ourselves vigorously against these claims, we cannot assure you that the ruling court will find in our favor or that LDK will not attempt to bring additional claims against us, the outcomes of which could potentially have an adverse effect upon our financial condition.

        Due to the default of the UMG-Si supplier in delivering its contracted volumes for 2010 and concerns regarding its financial position, we concluded that we were not likely to purchase any significant quantity of UMG-Si from this supplier in the future and made a full bad debt allowance against the advance payments of RMB64 million ($10.4 million) to the UMG-Si supplier in 2010.

        If our suppliers file lawsuits against us for early termination of these contracts, such events could be costly, may divert management's attention and other resources away from our business, and could have a material and adverse effect on our reputation, business, financial condition, results of operations and prospects.

        While we currently do not have any such agreements, in the future, we may enter into new medium or long-term supply agreements for silicon wafers or solar cells with fixed price and quantity terms. If, during the term of these agreements, the price of materials decreases significantly and we are unable to renegotiate favorable terms with our suppliers, we may be placed at a competitive disadvantage compared to our competitors, and our earnings could decline. In addition, if demand for our PV products decreases, yet our supply agreements require us to purchase more polysilicon than required to meet customer demand, we may incur costs associated with carrying excess inventory. To the extent that we are not able to pass these increased costs on to our customers, our business, cash flows, financial condition and results of operations may be materially and adversely affected.

Existing regulations and policies, and changes to these regulations and policies, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

        The market for electricity generation products in the countries where we sell our products is heavily influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies disseminated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation, and could deter further investment in the research and development of alternative energy sources as well as customer purchases of solar power technology, which could result in a significant reduction in the potential demand for our solar power products. We expect that our solar power products and installation will continue to be subject to federal, state and local regulations and policies relating to safety, utility interconnection and metering, construction, environmental protection, and other related matters. Any new regulations or policies pertaining to our solar power products may result in significant additional expenses to us, our resellers and customers, which could cause a significant reduction in demand for our solar power products.

Our significant international operations expose us to a number of risks, including unfavorable political, regulatory, labor and tax conditions in the countries where we operate.

        We intend to continue to extend our global reach and capture market share through the establishment of manufacturing sites and logistic centers in key global markets. Throughout the process of establishing operating facilities in these markets, we could be exposed to risks, including political, regulatory, labor and tax risks. Furthermore, we may need to make substantial investments in these overseas operations, both initially and on an ongoing basis, in order to attain longer-term sustainable returns. These investments could influence our financial performance before sustainable profitability is recognized.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than we do, we may not be able to compete successfully and we may not be able to maintain or increase our market share.

        We have a large number of competitors, including non-China-based competitors such as First Solar, Inc., and Sharp Solar Corporation, and China-based competitors such as Yingli Green Energy Holding Company Limited, Trina Solar Limited and Suntech Power Holdings Co. Ltd. Some of our competitors are developing or are currently producing products based on new solar power technologies that may ultimately have costs similar to or lower than our projected costs. These include products based on thin film PV technology, which requires either no silicon or significantly less silicon to produce than crystalline silicon solar modules, such as the ones that we produce, and is less susceptible to increases in silicon costs. Some of our competitors have longer operating histories, greater name and brand recognition, access to larger customer bases, greater resources and significantly greater economies of scale than we do. In addition, some of our competitors may have stronger relationships or may enter into exclusive relationships with some of the key distributors or system integrators to whom we sell our products. As a result, they may be able to respond more quickly to changing customer demands or devote greater resources to the development, promotion and sales of their products. Some of our competitors have more diversified product offerings, which may better position them to withstand a decline in demand for solar power products. Some of our competitors are more vertically integrated than we are, from upstream silicon wafer manufacturing to solar power system integration. This may allow them to capture higher margins or have lower costs. In addition, new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share. If we fail to compete successfully, our business will suffer and we may not be able to maintain or increase our market share.

If sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may not increase or may continue to decline, and we may be unable to sustain our profitability.

        The solar power market is still at a relatively early stage of development and future demand for solar power products is uncertain. Market data for the solar power industry is not as readily available as for more established industries, where trends are more reliably assessed from data gathered over a longer period. In addition, demand for solar power products in our targeted markets, including Germany, the U.S., Japan, China, Canada, Spain, Korea, the United Kingdom, Italy, India and France may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of solar power technology and the demand for solar power products, including:

  •
  the cost-effectiveness, performance and reliability of solar power products, including our utility-scale solar power plants, compared to conventional and other renewable energy sources and products;

  •
  the availability of government subsidies and incentives to support the development of the solar power industry;

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  the cost and availability of capital, including long-term debt and tax equity, for solar projects;

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  the success of other alternative energy technologies, such as wind power, hydroelectric power, geothermal power and biomass fuel;

  •
  fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil, gas and other fossil fuels;

  •
  capital expenditures by end users of solar power products, which tend to decrease when the economy slows; and

  •
  the lack of favorable regulation for solar power within the electric power industry and broader energy industry.

        If solar power technology is not suitable for widespread adoption or if sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our revenues may suffer and we may be unable to sustain our profitability.

We face risks associated with the marketing, distribution and sale of our solar power products internationally, including fluctuating sources of revenues, and, if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

        The international marketing, distribution and sale of our products expose us to a number of risks, including:

  •
  fluctuating sources of revenues;

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  difficulties staffing and managing overseas operations;

  •
  fluctuations in foreign currency exchange rates;

  •
  differing regulatory and tax regimes across different markets;

  •
  the increased cost of understanding local markets and trends and developing and maintaining an effective marketing and distribution presence in various countries;

  •
  the difficulty of providing customer service and support in various countries;

  •
  the difficulty of managing our sales channels effectively as we expand beyond distributors to include direct sales to systems integrators, end users and installers;

  •
  the difficulty of managing the development, construction and sale of our utility-scale solar power projects on a timely and profitable basis as a result of technical difficulties, commercial disputes with our customers, changes in regulations among other factors;

  •
  the difficulties and costs of complying with the different commercial, legal and regulatory requirements in the overseas markets in which we offer our products;

  •
  our failure to develop appropriate risk management and internal control structures tailored to overseas operations;

  •
  our inability to obtain, maintain or enforce intellectual property rights;

  •
  unanticipated changes in prevailing economic conditions and regulatory requirements; and

  •
  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

        If we are unable to effectively manage these risks, our ability to expand our business abroad could suffer.

        In particular, our revenues sources have fluctuated significantly over recent periods. For example, in 2008, 89.5% of our revenues were attributable to Europe, while only 4.6% and 5.9% were attributable to the Americas as well as Asia and others, respectively. However, in the second quarter of

2013, Europe contributed only 10.6% of our revenues, while the Americas contributed 37.8% and Asia and others' contribution had grown to 51.6%. As we shift the focus of our operations between different regions of the world, we have limited time to prepare for and address the risks identified above. Furthermore, some of these risks, such as currency fluctuations, will increase as our revenues from certain global regions become more prominent in their revenue contributions, influencing our financial performance in potential adverse ways.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers, which could materially or adversely affect our business, results of operations, financial conditions and future prospects.

        In October 2011, a trade action was filed with the U.S. Department of Commerce, or USDOC, and the U.S. International Trade Commission, or USITC, by the U.S. unit of SolarWorld AG and six other U.S. firms, accusing Chinese producers of crystalline silicon photovoltaic cells, or CSPV cells, whether or not incorporated into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) into the United States at less than fair value, or dumping, and of receiving countervailable subsidies from the Chinese authorities. These firms asked the U.S. government to impose anti-dumping and countervailing duties on CSPV cells imported from China. The USDOC and the USITC investigated the validity of these claims. We were identified as one of a number of Chinese exporting producers of the subject goods to the U.S. market. We also have affiliate U.S. operations that import the subject goods from China.

        On October 9, 2012, the USDOC issued final affirmative determinations in the anti-dumping and countervailing duty investigations. On November 7, 2012, the USITC ruled that imports of CSPV cells had caused material injury to the U.S. CSPV industry. As a result of these rulings, the Company is required to pay cash deposits on CSPV cells imported into the U.S. from China, whether alone or incorporated into modules. The announced cash deposit rates applicable to the Company were 13.94% (anti-dumping duty) and 15.24% (countervailing duty). The actual rates at which duties will be assessed and payable may be subject to administrative review next year and may differ from the announced deposit rates. These duties could materially and adversely affect our affiliated U.S. import operations and increase our cost of selling into the United States, thus adversely affecting our export sales to the United States, which is one of our growing markets. A number of parties have filed notice of their intent to challenge the rulings of the USDOC and USITC in appeals to the U.S. Court of International Trade. Decisions on those appeals are not expected until next year.

        On September 6, 2012, following a complaint lodged by SolarWorld AG and certain supporters, the European Commission initiated an anti-dumping investigation concerning imports into the EU of CSPV modules and key components (i.e., cells and wafers) originating in China. On November 8, 2012, following a complaint lodged by the same parties, the European Commission initiated an anti-subsidy investigation on these products. In each investigation, we were identified as one of a number of Chinese exporting producers of these products to the EU market. We also have affiliate EU operations that import these products from China.

        The Company was not chosen as one of the "sampled" companies in these EU investigations, which were required to provide written information to the EU authorities.

        The Company requested "market economy treatment" in the anti-dumping investigation, but this request was denied. A number of other affected Chinese companies have filed an action for annulment of the decision that denied "market economy treatment".

        On March 5, 2013, the European Commission published a Regulation making all imports of CSPV modules and key components originating in or consigned from China subject to registration by EU Member State customs authorities. On June 4, 2013, the EU imposed provisional anti-dumping duties on Chinese solar panels at the starting rate of 11.8% until August 6, 2013, and then at an increased rate averaging 47.6%.

        On July 27, 2013, the EU and Chinese trade negotiators announced that an agreement has been reached pursuant to which Chinese manufactures would limit their exports of solar panels to the EU and for no less than a minimum price, in exchange for the EU agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. According to reports, solar panels imported after the annual quota is reached would be subject to anti-dumping duties. According to reports, this agreement also could be used to resolve the parallel anti-subsidy investigation, commenced by the EU on November 8, 2012, prior to the imposition of provisional anti-subsidy measures. Definitive measures in that case are due in December 2013.

        The EU is the largest market for solar products. Anti-dumping and/or countervailing (i.e., anti-subsidy) duties imposed on imports of our products into the EU could materially and adversely affect our affiliated EU import operations, increase our cost of selling into the EU, and adversely affect our EU export sales.

        In late November 2012, India initiated an anti-dumping investigation on imported solar products from China, Taiwan, the United States and Malaysia. The scope of the Indian complaint includes thin-film and CSPV cells and modules, as well as "glass and other suitable substrates". The period of investigation is from January 1, 2011 to June 30, 2012. We completed and submitted a "sampling questionnaire" and were chosen by the Indian authorities to be a sampled company. We thereafter filed the data requested of us and attended the public hearing as a sampled company. As with the U.S. and EU cases, duties on our sales to India could materially and adversely affect the Company, increasing our selling costs and reducing our export sales to India, which we view as a promising market. It is possible that an anti-subsidy investigation on solar products may also be initiated in India.

        On July 18, 2013, China's Ministry of Commerce announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates as high as 57% for U.S. suppliers and 48.7% for South Korean suppliers. While we do not expect these tariffs to materially increase our cost of production in 2013 as we do not expect to source any significant amount of our polysilicon from the United States or South Korea during 2013, we cannot guarantee that these tariffs will not have a material and adverse effect in the event we begin to source a significant amount of polysilicon from these countries.

        Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to us and/or our customers, which could materially and adversely affect our business, results of operations, financial conditions and future prospects.

Our quarterly operating results may fluctuate from period to period.

        Our quarterly operating results may fluctuate from period to period based on a number of factors, including:

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  the average selling prices of our solar modules, solar system kits and products;

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  the timing of completion of construction of our utility-scale solar power projects;

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  the rate and cost at which we are able to expand our internal manufacturing capacity;

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  the availability and price of solar cells and wafers from our suppliers and toll manufacturers;

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  the availability and price of raw materials, particularly high-purity silicon;

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  changes in government incentive programs and regulations, particularly in our key and target markets;

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  the unpredictable volume and timing of customer orders;

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  the loss of one or more key customers or the significant reduction or postponement of orders;

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  availability of financing for on-grid and off-grid solar power applications;

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  acquisition and investment costs;

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  the timing of successful customer acceptance testing of our utility-scale solar power projects;

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  geopolitical turmoil and natural disasters within any of the countries in which we operate or sell products;

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  foreign currency fluctuations, particularly in the U.S. dollar, Euro, RMB and Canadian dollar;

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  our ability to establish and expand customer relationships;

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  changes in our manufacturing costs;

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  the timing of new products or technology introduced or announced by our competitors;

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  increases or decreases in electricity rates due to changes in fossil fuel prices or other factors;

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  allowances for doubtful accounts and advances to suppliers;

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  inventory write-downs;

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  long-lived asset impairment;

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  depreciation charges relating to underutilized assets;

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  loss on firm purchase commitments under long-term supply agreements; and

  •
  construction progress of solar power projects and related revenue recognition.

        We base our planned operating expenses in part on our expectations of future revenues. A significant portion of our expenses will be fixed in the short-term. If our revenues for a particular quarter are lower than we expect, we may not be able to reduce our operating expenses proportionately, which would harm our operating results for the quarter. This may cause us to miss analysts' estimates or any guidance announced by us. If we fail to meet or exceed analysts' estimates, investor expectations or our own future guidance, even by a small amount, our share price could decline, perhaps substantially.

Our actual financial results may differ materially from our guidance for the third quarter and the full year of 2013.

        On August 8, 2013, we announced our unaudited results for the second quarter of 2013 and provided selected guidance for the third quarter and the full year of 2013. The results for our first and second quarters of 2013 may not be indicative of our results for the full year of 2013 or future quarterly periods. Our guidance for the third quarter and the full year of 2013 were based on a number of assumptions and are inherently subject to significant uncertainties and contingencies, including the risk factors described or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such guidance constitutes forward-looking statements that may not materialize and our actual results may vary significantly from such guidance. You should not regard such guidance as a representation by us, the sales agent or any other person that we will actually achieve the results indicated therein.

Fluctuations in exchange rates could adversely affect our business, including our financial condition and results of operations.

        The majority of our sales are denominated in Euros and U.S. dollars, with the remainder in other currencies such as the Renminbi, Canadian dollar, Japanese yen and British pound. Our Renminbi costs and expenses are primarily related to sourcing of solar cells, silicon wafers and silicon, other raw materials, toll manufacturing fees, labor costs and local overhead expenses within the PRC. From time to time, we enter into loan arrangements with Chinese commercial banks that are denominated primarily in Renminbi or U.S. dollars. The greater part of our cash and cash equivalents are denominated in Renminbi. Fluctuations in exchange rates, particularly among the U.S. dollar, Euro, Renminbi and Canadian dollar, may affect our net profit margins and may result in fluctuations in foreign exchange and operating gains or losses. We recorded foreign exchange losses of $36.3 million, $40.0 million, $10.7 million and $35.2 million in 2010, 2011, 2012 and the first half of 2013, respectively.

        The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. In late 2005, China amended its policy of tracking the value of the Renminbi to the U.S. dollar. The new policy permitted the Renminbi to fluctuate against a basket of foreign currencies, which caused the Renminbi to appreciate by approximately 21.5% against the U.S. dollar over the following three years. However, since 2008, the Renminbi has fluctuated against other freely traded currencies. In June 2010, the PRC government announced that it would allow greater flexibility for the Renminbi to fluctuate against the U.S. dollar, which resulted in further appreciation of the Renminbi. Between June 30, 2010 and June 30, 2013, the value of the Renminbi appreciated approximately 9.50% against the U.S. dollar. We cannot provide any assurances that the policy of the PRC government will not affect or the manner in which it may affect the exchange rate between the Renminbi and the U.S. dollar in the future. Since 2008, we have hedged part of our foreign currency exposures against the U.S. dollar using foreign currency forward or option contracts in order to limit our foreign exchange losses.

        The collateral requirements to enter into hedging contracts and the expenses associated with purchasing currency options have increased. There are also notional limits on the size of the hedging transactions that we may enter into with any particular counterparty at any given time. However, the effectiveness of our hedging program may be limited with respect to cost effectiveness, cash management, exchange rate visibility and downside protection. We recorded a gain on change in foreign currency derivatives of $1.7 million in 2010, a loss on change in foreign currency derivatives of $5.8 million in 2011, a loss on change in foreign currency derivatives of $4.4 million in 2012 and a gain on change in foreign currency derivatives of $3.4 million in the first half of 2013. The gains or losses on change in foreign currency derivatives are related to our hedging program.

        Volatility in foreign exchange rates will hamper, to some extent, our ability to plan our pricing strategy. To the extent that we are unable to pass along increased costs resulting from exchange rate fluctuations to our customers, our profits may materially decrease. As a result, fluctuations in currency exchange rates could have a material and adverse effect on our financial condition and results of operations.

Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations.

        Our business is subject to seasonal variations in demand linked to construction cycles and weather conditions. Purchases of solar power products tend to decrease during the winter months in our key markets, such as Germany, due to adverse weather conditions that can complicate the installation of solar power systems, decreasing demand for solar modules. Seasonal changes can also significantly impact the project development and construction schedules of our solar power projects. Demand from other countries, such as Canada, the U.S., China and South Korea, may also be subject to significant seasonality. Seasonal variations could adversely affect our results of operations and make them more volatile and unpredictable.

Our future success depends partly on our ability to significantly expand our capacity to manufacture solar components, which exposes us to a number of risks and uncertainties.

        Our future success depends on our ability to significantly increase our capacity to manufacture solar components. If we are unable to do so, we may be unable to expand our business, maintain our competitive position, improve our profitability, and generate the cash flows we have currently forecasted. Our ability to establish additional manufacturing capacity is subject to significant risks and uncertainties, including:

  •
  the need to raise significant additional funds to purchase raw materials and to build additional manufacturing facilities, which we may be unable to obtain on commercially reasonable terms or at all;

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  delays and cost overruns as a result of a number of factors, many of which are beyond our control, including delays in equipment delivery by vendors;

  •
  delays or denial of required approvals by relevant government authorities;

  •
  diversion of significant management attention and other resources; and

  •
  failure to execute our expansion plan effectively.

        If we are unable to establish or successfully operate our internal solar components manufacturing capabilities, we may be unable to expand our business as planned. Moreover, even if we do expand our manufacturing capacity, we might not be able to generate sufficient customer demand for our solar power products to support our increased production levels.

Due to a variety of factors, including the general economic environment and conditions in financial markets, we may be unable to generate sufficient cash flows or have access to external financing necessary to fund planned operations and make adequate capital investments.

        In the future we anticipate that our operating and capital expenditures requirements will increase substantially. To develop new products, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We also anticipate that our operating costs will increase as we expand our manufacturing operations, hire additional personnel, make advance payments or pay more for our raw materials, including polysilicon, increase our sales and marketing efforts, invest in joint ventures and acquisitions, and continue our research and development efforts with respect to our products and manufacturing technologies. Certain of our suppliers require performance bonds issued by a bonding agency or letters of credit issued by financial institutions. Obtaining letters of credit requires adequate collateral. Our letter of credit facility is collateralized by restricted cash, which reduces the amount of cash available for operations.

        We incurred moderate capital expenditures in 2012 and the first half of 2013 related to improvements of our solar cell manufacturing capacity, technology and other projects. Going forward, and once market conditions for our solar products improve, we expect that we have to make additional capital expenditures to enhance our solar cell and module manufacturing capacity. Our capital expenditures and use of working capital may be greater than we expect if we invest in additional development and construction of solar power plants or decide to accelerate the increase of our manufacturing capacity, both internally and through investments in selected joint ventures. The financing that we require for the construction of solar power plants may not be available on terms acceptable to us. In addition, we could make additional investments in joint ventures or guarantee certain financial obligations of our joint ventures, which could reduce our cash flows, increase our indebtedness and expose us to the credit risk of our joint ventures. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to market additional equity or debt securities and/or obtain other debt financing. The economic environment and conditions in financial markets may limit our ability to raise equity or debt capital on acceptable terms. Lenders may be unwilling to lend funds that would be required to supplement cash flows to support daily operations. Further, increased debt would result in increased expenses and may give rise to restrictive covenants or collateral requirements. Financing arrangements, including project financing for our solar power plants, may not be available to us, or may not be available in amounts or on terms acceptable to us. We may also seek to sell assets, reduce or delay capital investments, or refinance or restructure our debt.

        There can be no assurance that we will be able to generate sufficient cash flows, find other sources of capital to fund our operations and solar power plant projects, make adequate capital investments to remain competitive in terms of technology development and cost efficiency required by our projects. If adequate funds and alternative resources are not available on acceptable terms, our ability to fund our operations, develop and construct solar power plants, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts, provide collateral for our projects or otherwise respond to competitive pressures would be significantly impaired. Our inability to do the foregoing could have a material and adverse effect on our business and results of operations.

We may be unable to obtain adequate financing due to market conditions and other factors, many of which are beyond our control, which may adversely influence our ability to grow our business.

        Our operations are capital intensive. We rely on working capital financing from PRC commercial banks for our daily operations. Although we are currently able to obtain new working capital financing from PRC commercial banks, we cannot guarantee that we will continue to be able to do so on commercially reasonable terms or at all. Also, even though we are a publicly-traded company, we may not be able to raise capital via public equity and debt issuances due to market conditions and other factors, many of which are beyond our control. Our ability to obtain external financing is subject to a variety of uncertainties, including:

  •
  our future financial condition, results of operations and cash flows;

  •
  general market conditions for financing activities by manufacturers of photovoltaic and related products; and

  •
  economic, political and other conditions in the PRC and elsewhere.

        If we are unable to obtain funding in a timely manner and on commercially acceptable terms, our growth prospects and future profitability may be adversely affected.

        The construction by us of large utility-scale solar power projects may require us to obtain project financing. There can be no assurance that we will be able to obtain such project financing on terms acceptable to us or at all. If we are unable to obtain project financing, or if it is only available on terms which are not acceptable to us, we may be unable to fully execute our systems business plan. In addition, we generally expect to sell our projects by raising project equity capital from tax-oriented, strategic industry and other investors. Such investors may not be available or may only have limited resources, in which case our ability to sell our projects may be prevented or delayed and our business, financial condition, or results of operations may be adversely affected.

Our dependence on Chinese banks to extend our existing loans and provide additional loans exposes us to funding risks, which may materially and adversely affect our operations.

        We require significant cash flow and funding to support our operations. For example, there is a significant time lag between the time that we make payments to our suppliers and the time that we collect payments from our customers. As a result, we rely on short-term borrowings to provide working capital for our daily operations. Since the majority of our short-term borrowings come from Chinese banks, we are exposed to lending policy changes by the Chinese banks. In 2012 and the first half of 2013, we successfully extended our short-term borrowings and, as at June 30, 2013, we had outstanding short-term borrowings of $761.1 million with Chinese banks. Between January 1, 2013 and June 30, 2013, we obtained new borrowings of $374.5 million from Chinese banks, including $28.9 million with due dates beyond June 30, 2014. Also, between January 1, 2013 and June 30, 2013, we renewed existing bank facilities of $365.1 million from Chinese banks with due dates beyond June 30, 2014.

        If the Chinese government changes its macroeconomic policies and forces Chinese banks to tighten their lending practices, or if Chinese banks are no longer willing to provide financing to solar power companies, including us, we may not be able to extend our short-term borrowings or make additional borrowings in the future. As a result, we may not be able to fund our operations to the same extent as in previous years, which may have a material and adverse effect on our operations.

Our project development and construction activities may not be successful; projects under development may not receive required permits, property rights, power purchase agreements, interconnection and transmission arrangements; or financing or construction of projects may not commence or continue as scheduled, all of which could increase our costs, delay or cancel a project, and have a material adverse effect on our revenue and profitability.

        The development and construction of solar power plants involve known and unknown risks. We may be required to invest significant amounts of money for land and interconnection rights, preliminary engineering, permitting, legal and other expenses before we can determine whether a project is feasible. Success in developing a particular project is contingent upon, among other things:

  •
  securing land rights and related permits, including satisfactory environmental assessments;

  •
  receipt of required land use and construction permits and approvals;

  •
  receipt of rights to interconnect to the electric grid;

  •
  payment of interconnection and other deposits (some of which are non-refundable); negotiation of satisfactory EPC agreements; and

  •
  obtaining construction financing, including debt, equity and tax credits.

        In addition, successful completion of a particular project may be adversely affected by numerous factors, including:

  •
  delays in obtaining and maintaining required governmental permits and approvals;

  •
  potential challenges from local residents, environmental organizations, and others who may not support the project;

  •
  unforeseen engineering problems; subsurface land conditions; construction delays; cost over-runs; labor, equipment and materials supply shortages or disruptions (including labor strikes);

  •
  additional complexities when conducting project development or construction activities in foreign jurisdictions, including operating in accordance with the U.S. Foreign Corrupt Practices Act and applicable local laws and customs; and

  •
  force majeure events, including adverse weather conditions and other events out of our control.

        If we are unable to complete the development of a solar power project or we fail to meet any agreed upon system-level capacity or energy output guarantees or warranties (including 25 year power output performance guarantees) or other contract terms, or our projects cause grid interference or other damage, the EPC or other agreements related to the project may be terminated and/or we may be subject to significant damages, penalties and other obligations relating to the project, including obligations to repair, replace or supplement materials for the project. In the first half of 2013, we began investing a significant amount of capital in developing projects owned by us or third parties, which may limit the availability of capital to use for other purposes, such as contract damages or repurchase payments.

        We may enter into fixed-price EPC agreements in which we act as the general contractor for our customers in connection with the installation of their solar power systems. All essential costs are estimated at the time of entering into the EPC agreement for a particular project, and these costs are reflected in the overall fixed price that we charge our customers for the project. These cost estimates are preliminary and may or may not be covered by contracts between us and the subcontractors, suppliers and other parties involved in the project. In addition, we require qualified, licensed subcontractors to install most of our systems. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Should miscalculations in planning a project occur, including those due to unexpected increases in commodity prices or labor costs, or delays in execution occur and we are unable to increase the EPC sales price commensurately, we may not achieve our expected margins or we may be required to record a loss in the relevant fiscal period.

Lack of transmission capacity availability, potential upgrade costs to the transmission grid, and other system constraints could significantly impact our ability to build PV plants and generate solar electricity power sales.

        In order to deliver electricity, our solar power plants need to connect to the transmission grid. The lack of available capacity on the transmission grid could substantially impact our projects and cause reductions in project size, delays in project implementation, increases in costs from transmission upgrades and potential forfeiture of deposits that we may have made with respect to a given project. These transmission issues, as well as issues relating to the availability of large systems such as transformers and switch gear, could significantly impact our ability to build PV solar power plants, connect them to the grid, successfully complete customer acceptance testing, and receive payment for such solar power plants.

Developing solar power projects exposes us to different risks than producing solar modules. In particular, the development of solar projects requires significant upfront investment prior to commencing construction, involves a smaller number of higher-amount payments and may be delayed for reasons beyond our control, all of which could adversely affect our business and results from our operations.

        In recent years, we have placed a greater focus on developing our total solutions business which includes developing utility-scale solar power projects. These projects can take many months or years to complete and may be delayed for reasons beyond our control. These projects often require us to make significant upfront payments for, among other things, land rights and permitting in advance of commencing construction, and revenue from these projects may not be recognized for several additional months following contract signing. Any inability to enter into sales contracts with customers after making such upfront payments could adversely affect our business and results of operations. Furthermore, we may become constrained in our ability to simultaneously fund our other business operations and these system investments through our long project development cycles.

        In contrast to developing solar modules, the development of solar power projects involves a smaller number of higher-amount payments. The smaller number of payments exposes us to risk in the event the customer is unable to pay or the project is delayed or cancelled. Developing solar power projects also requires a great deal of management attention to negotiate the terms of our engagement and monitor the progress of the solar power project which may divert management's attention from other matters.

        Our revenue and liquidity may be adversely affected to the extent the project sale market weakens or we are not able to successfully complete the customer acceptance testing due to technical difficulties, equipment failure, or adverse weather, and we are unable to sell our solar projects at prices and on terms and timing that are acceptable to us.

Cancellations of customer orders may make us unable to recoup any prepayments made to suppliers.

        In the past, we were generally required to make prepayments to certain suppliers of silicon wafers and cells and silicon raw materials. Although we require certain customers to make partial prepayments, there is a lag between the due date for the prepayment of purchased silicon wafers and cells and silicon raw materials and the time that our customers make prepayments. The purchase of solar wafers and cells and silicon raw materials through toll manufacturing arrangements has required, and will continue to require us to make significant commitments of working capital beyond the cash flows generated from our operations to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers, which could adversely influence our financial condition and results of operations.

Credit terms offered to some of our customers expose us to the credit risks of such customers and may increase our costs and expenses, which could in turn materially and adversely affect our revenues, liquidity and results of operations.

        We offer some customers unsecured short-term or medium-term credit based on our relationships with them and market conditions. As a result, our claims for payments and sales credits rank as unsecured claims, which would expose us to credit risk if our customers become insolvent or bankrupt.

        From time to time, we sell our products to high credit risk customers in order to gain early access to emerging or promising markets, increase our market share in existing key markets or because of the prospects of future sales with a rapidly growing customer. There are high credit risks in doing business with these customers because they are often small, young and high-growth companies with significant unfunded working capital, inadequate balance sheets and credit metrics and limited operating histories. If these customers are not able to obtain satisfactory working capital, maintain adequate cash flow, or obtain construction financing for the projects where our modules are used, they may be unable to pay for the products for which they have submitted purchase orders or of which they have taken delivery. Our legal recourse under such circumstances may be limited if the customer's financial resources are already constrained or if we wish to continue to do business with that customer. For example, we took back solar modules that we had sold and shipped to certain customers that were unable to pay under the terms of our agreements or to provide any security that would have allowed us to extend our payment terms. As a result, we resold the modules to other customers at lower prices, which negatively influenced our revenue and margins. Revenue recognition for this type of customer is deferred until cash is received. If more customers to whom we extend credit are unable to pay for our products, our revenues, liquidity and results of operations could be materially and adversely affected.

Our dependence on a limited number of silicon wafer and cell and silicon suppliers, and the limited number of suppliers for certain other components, such as silver metallization paste, solar module back-sheet, and ethylene vinyl acetate encapsulant, could prevent us from delivering our products to our customers in the required quantities or in a timely manner, which could result in order cancellations and decreased revenues.

        We purchase silicon raw materials, which include solar grade silicon, silicon wafers and solar cells, from a limited number of third-party suppliers. Our largest supplier of raw materials by dollar amount of purchases accounted for approximately 10.3%, 20.5%, 18.1% and 20.9% of our total raw materials purchases in 2010, 2011, 2012 and the first half of 2013, respectively.

        Our major suppliers of silicon wafers include GCL, Konca Solar Cell, Ltd and Winsun New Energy Co., Ltd. Our major suppliers of solar cells include Topcell Solar International Co., Ltd, Neo Solar and Shunfeng Photovoltaic International Limited. These suppliers may not always be able to meet our quantity requirements, or to keep pace with the price reductions or quality improvements, necessary for us to price our products competitively. Supply may also be interrupted by accidents, disasters or other unforeseen events over which we have no control. For example, in the first half of 2010 and the fourth quarter of 2011 and throughout 2012, we experienced delivery issues with suppliers of silicon wafers, cells, connectors and encapsulants that caused us to miss shipment deadlines to some of our customers. Delivery problems may also occur with suppliers of other components, such as silver metallization paste, low-iron glass and solar module back sheet. The failure of a supplier, for whatever reason, to supply silicon wafers, solar cells, silicon raw materials or other essential components that meet our quality, quantity and cost requirements in a timely manner could impair our ability to manufacture our products or increase our costs. The impact could be more severe if we are unable to access alternative sources on a timely basis or on commercially reasonable terms, and could prevent us from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause order cancellations, reduce our market share, harm our reputation and cause legal disputes with our customers.

We are developing and commercializing higher conversion efficiency cells, such as selective emitter and metal wrap-through cells, in order to produce higher-powered modules, which may command better prices. We cannot assure that we will be able to mass-produce these cells in a cost effective way, if at all.

        Higher efficiency cell structures are becoming an increasingly important factor in cost competitiveness and brand recognition in the solar power industry. Such cells may yield higher power outputs at the same cost to produce as lower efficiency cells, thereby lowering the manufactured cost per watt. The ability to manufacture and sell modules made from such cells may also be an important competitive advantage because system owners can obtain a higher yield of electricity from the modules that have a similar infrastructure, footprint and system cost compared to systems with modules using lower efficiency cells. Higher conversion efficiency solar cells and the resulting higher output modules are also one of the considerations in maintaining a price premium over thin-film products. However, while we are making the necessary capital equipment and other investments to develop higher conversion efficiency products, there is no assurance that we will be able to commercialize some or any of these products in a cost effective way, or at all. In the near term, such products may command a modest premium. In the longer term, if our competitors are able to manufacture such products and we cannot do the same at all or in a cost efficient manner, we will be at a competitive disadvantage, which will likely influence our product pricing and our financial performance.

Since we cannot test our products for the duration of our standard warranty periods, we may be subject to unexpected warranty expense.

        Before June 2009, we typically sold our standard solar modules with a two-year guarantee for defects in materials and workmanship and a 10-year and 25-year warranty against declines of more than 10% and 20%, respectively, from the initial minimum power generation capacity at the time of delivery. In June 2009, we increased our warranty against defects in materials and workmanship to six years. Effective August 1, 2011, we increased our warranty against defects in materials and workmanship to ten years and we guarantee that, for a period of 25 years, our modules will maintain the following performance levels:

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  during the first year, the actual power output of the module will be no less than 97% of the labeled power output;

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  from year 2 to year 24, the actual annual power output decline will be no more than 0.7%; and

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  by the end of year 25, the actual power output of the module will be no less than 80% of the labeled power output.

        We believe our warranty periods are consistent with industry practice. Due to the long warranty period, we bear the risk of extensive warranty claims long after we have shipped our products and recognized revenue. We began selling specialty solar modules and products in 2002 and began selling standard solar modules in 2004. Any increase in the defect rate of our products would require us to increase our warranty reserves and would have a corresponding negative impact on our operating results. Although we conduct quality testing and inspection of our solar module products, our solar module products have not been and cannot be tested in an environment simulating the up-to-25-year warranty periods. In particular, unknown issues may surface after extended use. These issues could potentially affect our market reputation and adversely affect our revenues, giving rise to potential warranty claims by our customers. As a result, we may be subject to unexpected warranty costs and associated harm to our financial results as long as 25 years after the sale of our products.

        In addition to the solar module warranty above, for utility-scale solar power projects built by us, we provide a limited warranty against defects in workmanship under normal use, operation and service conditions for a period of five years following the energizing of the solar power plant. In resolving claims under the workmanship warranty, we have the option of remedying through repair, refurbishment or replacement of equipment.

        In April 2010, we began entering into agreements with insurance companies to reduce some of this risk. Under the insurance policies, the insurance companies are obliged to reimburse us, subject to certain maximum claim limits and certain deductibles, for the actual product warranty costs that we incur under the terms of our warranty policy. The warranty insurance is renewable annually. See "Item 4. Information on the Company—B. Business Overview—Insurance" included in our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013. However, we cannot assure that potential warranty claims will not exceed the scope or amount of coverage under this insurance and, if they do, they could materially and adversely affect our business.

We may not continue to be successful in developing and maintaining a cost-effective solar cell manufacturing capability.

        We plan to continue expanding our in-house solar cell manufacturing capabilities to support our core solar module manufacturing business. We expanded our annual solar cell production capacity from 800 MW as of December 31, 2010 to 1.5 GW as of December 31, 2011, 1.6 GW as of December 31, 2012 and June 30, 2013. To remain competitive going forward, we intend to further expand our total annual solar cell production capacity. However, we only have limited and recent operating experience in this area and may face significant product development challenges in our solar cell operations. Manufacturing solar cells is a complex process and we may not be able to produce solar cells of sufficient quality to meet our solar module manufacturing standards. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases cause no yield output or production to be suspended. We will need to make capital expenditures to purchase manufacturing equipment for solar cell production and will also need to make significant investments in research and development to keep pace with technological advances in solar power technology. The technologies, designs and customer preferences for solar cells can change rapidly, and solar cell product life cycles are shorter than those for solar modules. We also face increased costs to comply with environmental laws and regulations. Any failure to successfully develop and maintain cost-effective solar cell manufacturing capability may have a material and adverse effect on our business and prospects. For example, we have in the past purchased a large percentage of solar cells from third parties. This negatively affected our margins compared with those of our competitors since it is less expensive to produce cells internally than to purchase them from third parties. Because third party solar cell purchases are usually made in a period of high demand, prices tend to be higher and availability reduced.

        Although we intend to continue direct purchasing of solar cells and toll manufacturing arrangements through a limited number of strategic partners, our relationships with our solar cell suppliers may be disrupted if we engage in the large-scale production of solar cells ourselves. If solar cell suppliers discontinue or reduce the supply of solar cells to us, through direct sales or through toll manufacturing arrangements, and we are not able to compensate for the loss or reduction by manufacturing our own solar cells, our business and results of operations may be adversely affected.

It may be difficult to develop our internal production capabilities for silicon ingots and wafers or to achieve acceptable yields and product performance as a result of manufacturing problems.

        We have been increasing our internal production capabilities for the manufacture of silicon ingots and wafers. We completed the initial phase of our silicon ingot and wafer plant in the third quarter of 2008 and reached a nameplate capacity of approximately 216 MW as of June 30, 2013. We have limited prior operational experience in ingot and silicon wafer production and will face significant challenges in further increasing our internal production capabilities. The technology is complex and will require costly equipment and hiring of highly skilled personnel. In addition, we may experience delays in further developing these capabilities and in obtaining the governmental permits required to carry on these operations.

        If we are able to develop these production capabilities successfully, we will need to continuously enhance and modify these capabilities in order to improve yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture silicon wafers can cause a percentage of the silicon wafers to be rejected, which would negatively affect our yields. We may experience manufacturing difficulties that cause production delays and lower than expected yields.

        Problems in our facilities, including but not limited to production failures, construction delays, human errors, weather conditions, equipment malfunction or process contamination, may limit our ability to manufacture products, which could seriously harm our operations. We are also susceptible to floods, droughts, power losses and similar events beyond our control that would affect our facilities. A disruption in any step of the manufacturing process will require us to repeat each step and recycle the silicon debris, which would adversely affect our yields and manufacturing cost.

Our future growth depends in part on our ability to make strategic acquisitions and investments and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

        We may acquire other businesses, make strategic investments or establish strategic relationships with third parties to improve our market position or expand our products and services. We cannot assure you that we will be able to successfully make strategic acquisitions and investments or establish strategic relationships with third parties that will prove to be effective for our business. Our inability to do so could materially and adversely affect our market penetration, our revenue growth and our profitability.

        Investments, strategic acquisitions and relationships with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. Moreover, strategic acquisitions, investments and relationships may be expensive to implement and subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business.

If we are unable to attract, train and retain technical personnel, our business may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain technical personnel. Recruiting and retaining capable personnel, particularly those with expertise in the solar power industry, are vital to our success. There is substantial competition for qualified technical personnel, and there can be no assurance that we will be able to attract or retain sufficient technical personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Our dependence on a limited number of customers and our lack of long-term customer contracts may cause significant fluctuations or declines in our revenues.

        We sell a substantial portion of our solar module products to a limited number of customers, including distributors, system integrators, project developers and installers who either integrate our products into their own products or sell them as part of their product portfolio. Our top five customers by revenues collectively accounted for approximately 26.0%, 29.2%, 21.6% and 37.4% of our net revenues in 2010, 2011, 2012 and the first half of 2013, respectively. We typically enter into one-year framework sales agreements with our customers, with quarterly firm orders stipulating prices and quantities. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any of the following events may cause material fluctuations or declines in our revenues:

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  reduced, delayed or cancelled orders from one or more of our significant customers;

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  the loss of one or more of our significant customers;

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  a significant customer's failure to pay for our products on time; and

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  a significant customer's financial problems or insolvency.

        As we continue to expand our business and operations, our top customers continue to change. We cannot assure that we will be able to develop a consistent customer base.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

        We, along with other solar module product manufacturers, are exposed to risks associated with product liability claims if the use of our solar module products results in injury. Since our products generate electricity, it is possible that users could be injured or killed by our products due to product malfunctions, defects, improper installation or other causes. We shipped our first products in March 2002 and, because of our limited operating history, we cannot predict whether product liability claims will be brought against us in the future, or the effect of any resulting negative publicity on our business. Although we carry limited product liability insurance, we may not have adequate resources to satisfy a judgment if a successful claim is brought against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Even if the product liability claims against us are determined in our favor, we may suffer significant damage to our reputation.

Our founder, Dr. Shawn Qu, has substantial influence over our company and his interests may not be aligned with the interests of our other shareholders.

        As of June 30, 2013, Dr. Shawn Qu, our founder, chairman, president and chief executive officer, beneficially owned 13,536,633 common shares, or 29.4% of our outstanding share capital. As a result, Dr. Qu has substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, the election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares.

We may be exposed to infringement, misappropriation or other claims by third parties, which, if determined adversely to us, could require us to pay significant damage awards.

        Our success depends on our ability to use and develop our technology and know-how and sell our solar module products without infringing the intellectual property or other rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and are therefore highly uncertain. We may be subject to litigation involving claims of patent infringement or the violation of intellectual property rights of third parties. Defending intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. Additionally, we use both imported and China-made equipment in our production lines, sometimes without sufficient supplier guarantees that our use of such equipment does not infringe third-party intellectual property rights. This creates a potential source of litigation or infringement claims. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties or require us to seek licenses from third parties, pay ongoing royalties, redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also defer customers or potential customers or limit their purchase or use of our products until such litigation is resolved.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages, fines and the suspension or even termination of our business operations.

        We are required to comply with all national and local environmental regulations. As we expanded our silicon reclamation program and research and development activities and moved into ingot, wafer and cell manufacturing, we began to generate material levels of noise, wastewater, gaseous wastes and other industrial waste in our business operations. Additionally, as we expanded our internal solar components production capacity, our risk of facility incidents with a potential environmental impact also increased. We believe that we comply with all environmental laws and regulations and have all necessary environmental permits to conduct our business as it is presently conducted. However, if more stringent regulations are adopted in the future, the costs of complying with these new regulations could be substantial. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control our use or to restrict adequately the discharge, of hazardous substances could subject us to potentially significant monetary damages, fines or suspensions of our business operations.

        Our solar modules and products must comply with the environmental regulations of the jurisdictions in which they are installed, and we may incur expenses to design and manufacture our products to comply with such regulations. For example, we increased our expenditures to comply with the EU's Restriction of Hazardous Substances Directive, which took effect in July 2006, by reducing the amount of lead and other restricted substances in our solar module products. Furthermore, we may need to comply with the EU's Waste Electrical and Electronic Equipment Directive if solar modules and products are re-classified as consumer electronics under the directive or if our customers located in other markets demand that they comply with this directive. This would require us to implement manufacturing process changes, such as changing the soldering materials used in module manufacturing, in order to continue to sell our products in these markets. If compliance is unduly expensive or unduly difficult, we may lose market share and our financial results may be adversely affected.

We may not be successful in establishing our brand name in important markets and the products we sell under our brand name may compete with the products we manufacture on an OEM basis for our customers.

        We sell our products primarily under our own brand name but also on an OEM basis. In certain markets, our brand may not be as prominent as other more established solar power vendors, and there can be no assurance that the "CSI" or "Canadian Solar" brand name or any of our possible future brand names will gain acceptance among customers. Moreover, because the range of products that we sell under our own brands and those we manufacture for our OEM customers may be substantially similar, we cannot assure that we will not directly or indirectly compete with our OEM customers, which could negatively affect our relationship with them.

Failure to protect our intellectual property rights in connection with new specialty solar modules and products may undermine our competitive position.

        As we develop and bring to market new specialty solar modules and products, we may need to increase our expenditures to protect our intellectual property. Our failure to protect our intellectual property rights may undermine our competitive position. As of August 9, 2013, we had 178 patents and 120 patent applications pending in the PRC for products that contribute a relatively small percentage of our net revenues. We have two United States patents, issued in November 2009 and February 2010. We also have three patent applications pending in Europe. We applied for registration of the "Canadian Solar" trademark in the United States in March 2009 and subsequently in a number of other jurisdictions, including Australia, Canada, Europe, India, South Korea, Japan, the United Arab Emirates, Bosnia and Herzegovina, Switzerland, Ghana, Croatia, Israel, Kenya, Liechtenstein, Singapore, Morocco, Egypt, Vietnam, Turkey, South Africa, Argentina, Peru, Brazil, Bangladesh and Indonesia. Among these applications, the "Canadian Solar" trademark has been registered in the United States, Australia, Canada, Europe, South Korea, Japan, the United Arab Emirates and Hong Kong. As of August 9, 2013, we also had 52 registered trademarks and 11 trademark applications pending in the PRC, and 30 registered trademarks and 46 trademark applications pending outside of China. These intellectual property rights afford only limited protection and the actions we take to protect our rights as we develop new specialty solar modules and products may not be adequate. Policing the unauthorized use of proprietary technology can be difficult and expensive. In addition, litigation, which can be costly and divert management attention, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others.

If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filing may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

        We are subject to the reporting obligations under U.S. securities laws. The Securities and Exchange Commission, or SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on its internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of its internal control over financial reporting. In addition, an independent registered public accounting firm must report on the effectiveness of the company's internal controls over financial reporting. As of December 31, 2012, our management concluded that our internal control over financial reporting was effective as well. However, we cannot assure that material weaknesses in our internal controls over financial reporting will not be identified in the future. Any material weaknesses in our internal controls could cause us not to meet our periodic reporting obligations in a timely manner or result in material misstatements in our financial statements. Material weaknesses in our internal controls over financial reporting could also cause investors to lose confidence in our reported financial information, leading to a decline in our share price.

We face risks related to an SEC subpoena and private securities litigation.

        We received a subpoena from the SEC requesting documents relating to, among other things, certain sales transactions in 2009. We cannot predict when the SEC will complete its investigation or what its outcome will be. In addition, our company and certain of our directors and executive officers have been named as defendants in class action lawsuits in the United States and Canada. The plaintiffs have appealed the dismissal of their lawsuit to the Second Circuit Court of Appeals and our responsive brief was filed on August 9, 2013. The plaintiffs will then file a reply, at which point the parties will wait for the Court of Appeals to set a date for argument. The lawsuits in the United States were consolidated into one class action, which was recently dismissed with prejudice. The lawsuit in Canada continues. As a preliminary matter, we challenged the Ontario Court's jurisdiction to hear the plaintiff's claim, but this motion was unsuccessful. The plaintiff is now pursuing his motion for class certification and for court approval to assert the statutory cause of action under the Ontario Securities Act. The plaintiff's motions will be heard by the court in September 2013. There is no guarantee that we will not become party to additional lawsuits or appeals to lawsuits that have been dismissed. See "Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Legal and Administrative Proceedings" included in our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013. We are generally obligated, to the extent permitted by law, to indemnify our directors and officers who are named defendants in these lawsuits. We may be required to pay judgments or settlements and incur expenses in aggregate amounts that could have a material and adverse effect on our financial condition or results of operations.

Risks Related to Doing Business in China

The enforcement of the labor contract law and increases in labor costs in the PRC may adversely affect our business and our profitability.

        The Labor Contract Law came into effect on January 1, 2008, and was later revised on December 28, 2012, and the Implementation Rules thereunder were promulgated and became effective on September 18, 2008. The Labor Contract Law and the Implementation Rules imposed stringent requirements on employers with regard to executing written employment contracts, hiring temporary employees, and dismissing employees. In addition, under the Regulations on Paid Annual Leave for Employees, which came into effect on January 1, 2008, and their Implementation Measures, which were promulgated and became effective on September 18, 2008, employees who have served for more than one year with an employer are entitled to a paid vacation ranging from five to 15 days, depending on their length of service. Employees who waive such vacation time at the request of the employer must be compensated for each vacation day waived at a rate equal to three times their normal daily salary. Our labor costs are expected to continue to increase due to these new laws and regulations. Higher labor costs and labor disputes with our employees stemming from these new rules and regulations could adversely affect our business, financial condition, and results of operations.

A change in our effective tax rate can have a significant adverse impact on our business.

        A number of factors may adversely impact our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to the interpretation of transfer pricing standards; changes in available tax credits; changes in stock-based compensation expenses; changes in tax laws or the interpretation of such tax laws (for example, proposals for fundamental U.S. international tax reform); changes in U.S. GAAP; expiration or the inability to renew tax rulings or tax holiday incentives; and the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes. A change in our effective tax rate due to any of these factors may adversely influence our future results from operations.

In recent years, our subsidiaries have lost certain tax benefits and we expect to pay additional PRC taxes as a result, which could have a material and adverse impact on our financial condition and results of operations.

        On January 1, 2008, the Enterprise Income Tax Law, or the EIT Law, came into effect in China. Under the EIT Law, both foreign-invested enterprises and domestic enterprises are subject to a uniform enterprise income tax rate of 25%. There is a transition period for enterprises that were established prior to March 16, 2007 (the promulgation date of the EIT Law) and were given preferential tax treatment under the previous tax law. Enterprises that were subject to an enterprise income tax rate lower than 25% will have the new uniform enterprise income tax rate of 25% phased in over a five-year period from the effective date of the EIT Law. Enterprises that were entitled to exemptions or reductions from the standard enterprise income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires, subject to certain limitations. The EIT Law provides for preferential tax treatment for certain categories of industries and projects that are strongly supported and encouraged by the state. For example, enterprises classified as a "High and New Technology Enterprise," or HNTE, are entitled to a 15% enterprise income tax rate provided that such HNTE satisfies other applicable statutory requirements.

        Our subsidiary, CSI Solartronics (Changshu) Co., Ltd., or CSI Solartronics, has been recognized as an HNTE. However, because it does not satisfy certain requirements for the reduced 15% enterprise income tax rate, CSI Solartronics is still subject to a 25% enterprise income tax rate. CSI Solar Manufacture Inc., or CSI Manufacturing, was subject to a reduced enterprise income tax rate of 12.5% to the end of 2009, when its tax holiday expired. CSI Cells Co. Ltd., or CSI Cells and Canadian Solar Manufacturing (Luoyang) Inc., or CSI Luoyang Manufacturing, were subject to a reduced enterprise income tax rate of 12.5% until the end of 2011, when their tax holidays expired. Currently, CSI Cells is subject to a preferential enterprise income tax rate of 15% for the three years from 2012 to 2014, resulting from its HNTE status recognized in 2009 and renewed in 2012. Canadian Solar Manufacturing (Changshu) Inc. (formerly known as Changshu CSI Advanced Solar Inc.), or CSI Changshu Manufacturing, was exempt from enterprise income tax for 2009 and was subject to a reduced enterprise income tax rate of 12.5% for 2010, 2011 and 2012, at which time its tax holiday expired as well. As the preferential tax benefits enjoyed by our PRC subsidiaries expired, their effective tax rates increased significantly.

There are significant uncertainties in our tax liabilities regarding our income under the EIT Law.

        We are a Canadian company with substantially all of our manufacturing operations in China. Under the EIT Law and its implementation regulations, both of which became effective on January 1, 2008, enterprises established outside China whose "effective management" is located in China are considered PRC tax residents and will generally be subject to the uniform 25% enterprise income tax rate on their global income. Under the implementation regulations, the term "effective management" is defined as substantial and overall management and control over aspects such as the production and business, personnel, accounts and properties of an enterprise. Currently there are no detailed rules or precedents governing the procedures and specific criteria for determining a company's effective management, which are applicable to us. As a substantial number of the members of our management team are located in China, we may be considered as a PRC tax resident under the EIT Law and, therefore, subject to the uniform 25% enterprise income tax rate on our global income. If our global income is subject to PRC enterprise income tax at the rate of 25%, our financial condition and results of operation may be materially and adversely affected.

Dividends paid by us to our non-Chinese shareholders and gains on the sale of our common shares may become subject to PRC enterprise income tax liabilities or individual income tax liabilities.

        The implementation regulations of the EIT Law provide that (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains will be treated as China-sourced income. Also, income sourced within China is determined based on the following principles for equity interest transfers and dividends: (x) for income from transfers of equity interests, source is determined in accordance with the place where the invested enterprise is located; and (y) for income from dividends, source is determined in accordance with the place of the enterprise which makes the distribution.

        Currently there are no detailed rules or precedents governing the procedures and specific criteria for determining what it means to be domiciled in the PRC. As a result, it is not clear how the concept of "China domicile" will be interpreted under the EIT Law. The concept of domicile may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas enterprise shareholders as well as any gains realized by such shareholders from the transfer of our common shares may be regarded as China-sourced income and, consequently, be subject to PRC withholding tax at a rate of up to 10% or a lower treaty rate for enterprises.

        Under the Law of the People's Republic of China on Individual Income, or IIT Law, individual income tax is payable on PRC-source dividend income. The implementation regulations of the IIT Law provide that income from dividends derived from companies, enterprises and other economic organizations in China is considered derived from sources inside China, regardless of whether the place of payment was inside China. Therefore, if we are treated as a company in China for tax purposes, any dividends we pay to our overseas individual shareholders as well as any gains realized by such shareholders from the transfer of our common shares may be regarded as China-sourced income and, consequently, be subject to PRC withholding tax at a rate of up to 20% or a lower treaty rate for individuals. The investment returns of our overseas investors, and the value of their investments in us, may be materially and adversely affected if any dividends we pay to them, or any gains realized by them on the transfer of our common shares are subject to PRC tax.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

        Certain of our revenues and expenses are denominated in Renminbi. If our revenues denominated in Renminbi increase or our expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, in respect of our common shares. Under China's existing foreign exchange regulations, our PRC subsidiaries are able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. However, we cannot assure that the PRC government will not take further measures in the future to restrict access to foreign currencies for current account transactions.

        Foreign exchange transactions by our PRC subsidiaries under most capital accounts continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities. In particular, if we finance our PRC subsidiaries by means of additional capital contributions, certain government authorities, including the Ministry of Commerce or its local counterparts, must approve these capital contributions. These limitations could affect the ability of our PRC subsidiaries to obtain foreign exchange through equity financing.

Uncertainties with respect to the Chinese legal system could materially and adversely affect us.

        We conduct substantially all of our manufacturing operations through our subsidiaries in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises and joint venture companies. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is still developing, the implementation and enforcement of many laws, regulations and rules may be inconsistent, which may limit legal protections available to us. In addition, any litigation in China may be protracted and may result in substantial costs and divert our resources and the attention of our management.

Risks Related to This Offering

Our management has broad discretion over the use of proceeds from this offering.

        Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions, there can be no assurance that we would successfully integrate any such acquisition into our operations or that the acquired entity would perform as expected.

We may issue additional common shares, other equity or equity-linked or debt securities, which may materially and adversely affect the price of our common shares. Hedging activities may depress the trading price of our common shares.

        We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to satisfy our obligations for the repayment of existing indebtedness, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially and adversely affect the price of our common shares. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales, including the sale of common shares in this offering, may have on the market price of our common shares. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

The market price for our common shares may be volatile.

        The market price for our common shares has been highly volatile and subject to wide fluctuations. During the period from November 9, 2006, the first day on which our common shares were listed on the Nasdaq Global Market, until August 14, 2013, the market price of our common shares ranged from $1.95 to $51.80 per share. From January 1, 2013 to August 14, 2013, the market price of our common shares ranged from $3.12 to $16.40 per share. The closing market price of our common shares on

August 14, 2013 was $12.00 per share. The market price of our common shares may continue to be volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

  •
  announcements of technological or competitive developments;

  •
  regulatory developments in our target markets affecting us, our customers or our competitors;

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  changes in the economic performance or market valuations of other solar power companies;

  •
  the departure of executive officers and key research personnel;

  •
  patent litigation and other intellectual property disputes;

  •
  litigation and other disputes with our long-term suppliers;

  •
  fluctuations in the exchange rates between the U.S. dollar, the Euro and the RMB;

  •
  SEC investigations or private securities litigation;

  •
  the release or expiration of lock-up or other transfer restrictions on our outstanding common shares; and

  •
  sales or anticipated sales of additional common shares.

        In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material and adverse effect on the price of our common shares.

Substantial future sales of our common shares in the public market, or the perception that such sales could occur, could cause the price of our common shares to decline.

        Sales of our common shares in the public market, or the perception that such sales could occur, could cause the market price of our common shares to decline. As of June 30, 2013, we had 46,095,480 common shares outstanding. The number of common shares outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our common shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are sold into the market, the market price of our common shares could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make these rights available in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

Our articles of continuance contain anti-takeover provisions that could adversely affect the rights of holders of our common shares.

        The following provisions in our amended articles of continuance may deprive our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by delaying or preventing a change of control of our company:

  •
  Our board of directors has the authority, without approval from the shareholders, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred shares.

  •
  Our board of directors is entitled to fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. Our board of directors may appoint one or more additional directors to hold office for a term expiring no later than the close of the next annual meeting of shareholders, subject to the limitation that the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

You may have difficulty enforcing judgments obtained against us.

        We are a corporation organized under the laws of Canada and a substantial portion of our assets is located outside of the United States. A substantial portion of our current business operations is conducted in the PRC. In addition, a majority of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. court judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents of the United States and whose assets are located in significant part outside of the United States. In addition, there is uncertainty as to whether the courts of Canada or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Canadian or PRC courts would be competent to hear original actions brought in Canada or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States Holders of our common shares.

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe we were a "passive foreign investment company," or PFIC, for United States federal income tax purposes for our taxable year ended December 31, 2012, and do not expect to become a PFIC for the current taxable year ending December 31, 2013. A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if applying applicable look-through rules, either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for any taxable year or that the United States Internal Revenue Service will not take a contrary position. If we are a PFIC for any taxable year during which a

United States Holder (as defined in the section headed "Taxation—Material United States Federal Income Taxation Considerations") holds a common share, certain adverse United States federal income tax consequences could apply to such United States Holder. See the section headed "Taxation—Material United States Federal Income Taxation Considerations—Passive Foreign Investment Company."

The audit report included in our annual report on Form 20-F was prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the "PCAOB", is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

        Recently, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and under the Sarbanes-Oxley Act against the Chinese affiliates of five global accounting firms, including our independent registered public accounting firm. The Rule 102(e) proceedings initiated by the SEC relate to these firms' failure to produce documents, including audit work papers, at the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. As the administrative proceedings are ongoing, it is impossible to determine their outcome or their consequences to us. The issues raised by the proceedings are not specific to our independent registered public accounting firm or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States. However, if the administrative judge were to find in favor of the SEC under the proceedings then, depending upon the remedies sought by the SEC, these audit firms could be barred from practicing before the SEC. As a result, listed companies in the United States with major PRC operations would find it difficult or impossible to retain auditors in respect of their operations in the PRC, which may result in their delisting. Moreover, any negative news about the proceedings against these audit firms may erode investor confidence in China-based, United States-listed companies and the market price of our common shares may be adversely affected.

USE OF PROCEEDS

        Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we will use the net proceeds from the sale of our common shares for general corporate purposes, which may include solar power project development expenses and working capital. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

        As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

CONSOLIDATED CAPITALIZATION AND DILUTION

        The following table presents the number of our issued and outstanding common shares and our consolidated cash and cash equivalents and capitalization as at June 30, 2013 on an actual and as-adjusted basis.

        The adjustments present the expected impact on the number of our issued and outstanding shares, our consolidated cash and cash equivalents and our capitalization as at June 30, 2013 of the issuances described above and after the payment by us of the sales agent's fees and estimated transaction expenses. There has been no material change to our share capital since June 30, 2013.

        The information below should be read in conjunction with, and is qualified in its entirety by, the audited consolidated financial statements and schedules and notes thereto included in our annual report on Form 20-F for the financial year ended December 31, 2012, and our unaudited interim consolidated financial statements for the three-month periods ended March 31, 2012 and 2013 and June 30, 2012 and 2013 and six-month periods ended June 30, 2012 and 2013, and management's discussion and analysis thereon, each as incorporated by reference into this prospectus supplement.

	As of June 30, 2013
	Actual	As adjusted(1)
	(in thousands, except share data)
Long-term borrowings	254,571	254,571
Shareholders' equity:
Common shares—no par value: unlimited authorized shares, 46,095,480 shares issued and outstanding at June 30, 2013	503,289	551,439
Additional paid-in capital	(35,781)	(35,781)
Accumulated deficit	(241,142)	(241,142)
Accumulated other comprehensive income	51,216	51,216

Total shareholders' equity	277,582	325,732

Total capitalization	532,153	580,303

(1)
As adjusted assumes and gives effect to the issuance of 4,166,667 common shares to be offered from time to time under this prospectus supplement at an assumed price of $12.00 per common share, the last reported sale price of our common shares on the Nasdaq Global Market on August 14, 2013, and the payment by us of the sales agent's fee and the estimated expenses of the offering.

        If you purchase common shares in this offering, your interest will be diluted to the extent of the excess of the public offering price per common share over the as-adjusted net tangible book value per common share after this offering. Net tangible book value per share represents the amount of our total tangible assets (which means total assets exclusive of copyrights, patents, goodwill, land use rights and other intangible assets) reduced by the amount of our total liabilities, divided by the total number of common shares issued and outstanding. As at June 30, 2013, we had a positive net tangible book of $297.4 million, or approximately $6.45 per common share.

        After (i) giving effect to the sale of our common shares in the aggregate amount of $50 million at an assumed offering price of $12.00 per share, the last reported sale price of our common shares on the Nasdaq Global Market on August 14, 2013 and (ii) deducting estimated offering commissions and expenses of $1.85 million, or $0.44 per share, payable by us, we would have had a positive net tangible book value as at June 30, 2013 of $345.6 million, or $6.87 per common share. This represents an immediate increase in the net tangible book value of $0.42 per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $5.13 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share		12.00
Net tangible book value per share as at June 30, 2013	6.45
Increase in net tangible book value per share attributable to this offering	0.42
As-adjusted net tangible book value per share after this offering		6.87

Net dilution per share to new investors		5.13

        The table above assumes for illustrative purposes that an aggregate of 4,166,667 of our common shares are sold at a price of $12.00 per share, the last reported sale price of our common shares on the Nasdaq Global Market on August 14, 2013, for aggregate gross proceeds of $50 million. The common shares sold in this offering, if any, will be sold from time to time at various prices. An increase of $1.00 per share in the price at which the common shares are sold from the assumed offering price of $12.00 per share shown in the table above, assuming all of our common shares in the aggregate amount of $50 million are sold at that price, would increase the dilution in net tangible book value per share to new investors in this offering to $6.08 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the common shares are sold from the assumed offering price of $12.00 per share shown in the table above, assuming all of our common shares in the aggregate amount of $50 million are sold at that price, would decrease the dilution in net tangible book value per share to new investors in this offering to $4.18 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

        The calculations above are based upon 46,095,480 common shares issued and outstanding as at June 30, 2013 and exclude:

  •
  stock options representing the right to purchase a total of 2,240,389 common shares at a weighted average exercise price of $10.68 per share; and

  •
  restricted share units representing the right to receive a total of 2,238,923 common shares upon vesting.

DIVIDEND POLICY

        We have never declared or paid any dividends on our common shares, nor do we have any present plan to declare or pay any dividends on our common shares in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

        Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations, earnings, capital requirements, surplus, general financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

DESCRIPTION OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT

        In this offering, we may offer and sell our common shares having an aggregate offering price of up to $50,000,000 from time to time on the Nasdaq Global Market or other market for our common shares through Credit Suisse acting as our agent. As of the date of this prospectus supplement, our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of August 13, 2013, 46,133,864 common shares and no preferred shares were issued and outstanding. The material terms and conditions of our shares of common shares are described under the captions "Description of Share Capital," on page 12 of the accompanying prospectus.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

        Our common shares have been listed on the Nasdaq Global Market under the symbol "CSIQ" since November 9, 2006. The following table sets forth the high and low trading prices for our common shares on the Nasdaq Global Market for the periods indicated.

	Trading Price
	High	Low
	$	$
Annual Highs and Lows
2008	51.80	3.11
2009	30.51	3.00
2010	33.68	8.99
2011	16.79	2.07
2012	4.74	1.95
Quarterly Highs and Lows
First Quarter 2011	16.79	10.20
Second Quarter 2011	12.01	8.25
Third Quarter 2011	11.65	3.66
Fourth Quarter 2011	4.14	2.07
First Quarter 2012	4.74	2.68
Second Quarter 2012	3.84	2.61
Third Quarter 2012	4.05	2.47
Fourth Quarter 2012	3.59	1.95
First Quarter 2013	5.15	3.12
Second Quarter 2013	11.61	3.16
Monthly Highs and Lows
2013
February	5.15	3.76
March	4.02	3.12
April	6.09	3.16
May	10.65	5.10
June	11.61	8.22
July	15.10	10.56
August (through August 14)	16.40	11.73

PLAN OF DISTRIBUTION

        Upon written instruction from us, Credit Suisse Securities (USA) LLC, as sales agent, will use its reasonable efforts to sell on our behalf, as our agent, the common shares offered hereby as agreed upon by us and the sales agent. We will designate the maximum amount of common shares to be sold through the sales agent, on a daily basis or otherwise as we and the sales agent agree. Subject to the terms and conditions of the distribution agency agreement, the sales agent will use its reasonable efforts to sell, as our sales agent and on our behalf, all of the designated common shares. We may instruct the sales agent not to sell common shares if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of common shares under the distribution agency agreement by notifying the sales agent. Likewise, the sales agent may suspend the offering of common shares under the distribution agency agreement by notifying us of such suspension.

        The sales agent will provide written confirmation to us following the close of trading on the Nasdaq Global Market each day on which our common shares are sold under the distribution agency agreement. Each confirmation will include the number of common shares sold on that day, the gross sales price per share and the compensation payable by us to the sales agent in connection with the sales. We will report at least quarterly the number of common shares sold through the sales agent under the distribution agency agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agent in connection with the sales of the common shares.

        We will pay the sales agent at a commission rate of up to 3% of the gross offering proceeds from shares sold through it as the sales agent under the distribution agency agreement. Our net proceeds from the offering of shares hereunder will equal the gross proceeds, less the sales agent's commission less any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales.

        Settlement for sales of common shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        Under the terms of the distribution agency agreement, we also may sell shares to Credit Suisse Securities (USA) LLC as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Credit Suisse Securities (USA) LLC as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

        In connection with the sale of the common shares on our behalf, Credit Suisse Securities (USA) LLC, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended, and the compensation paid to it may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Credit Suisse Securities (USA) LLC against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

        Credit Suisse Securities (USA) LLC has from time to time provided, and in the future may provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future will receive, customary fees. An affiliate of Credit Suisse Securities (USA) LLC is a lender under one of our existing credit facilities.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

        If the sales agent or we have reason to believe that our common shares do not satisfy the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act for an

"actively traded security", that party will promptly notify the other and sales of common shares under the distribution agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agent and us.

        The offering of common shares pursuant to the distribution agency agreement will terminate upon the earlier of (1) the sale of all shares of common shares subject to the distribution agency agreement or (2) the termination of the distribution agency agreement by us or by the sales agent.

TAXATION

Material United States Federal Income Taxation Considerations

        The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of an investment in our common shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus supplement. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

        This discussion applies only to a United States Holder that holds common shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

  •
  banks;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  brokers or dealers in stocks and securities, or currencies;

  •
  persons that use or are required to use a mark-to-market method of accounting;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Code;

  •
  entities subject to the United States anti-inversion rules;

  •
  tax-exempt organizations and entities;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons whose functional currency is other than the United States dollar;

  •
  persons holding common shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  persons who acquired common shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

  •
  partnerships or other pass-through entities, or persons holding common shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisors regarding the tax consequences of investing in and holding our common shares.

        In addition, the discussion below does not describe any tax consequences arising in respect of the "Foreign Account Compliance Act", or FACTA, regime.

        The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Prospective investors considering the purchase of common shares should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or other federal non-income tax laws or the laws of any state, local or non-United States taxing jurisdiction and under any applicable tax treaty.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of our common shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Dividends and Other Distributions on the Common Shares

        Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to our common shares (including any amounts withheld to reflect Canadian or PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a "dividend" for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

        Dividends received by a non-corporate United States Holder may qualify for the lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation" and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. Under a published IRS Notice, common shares are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as our common shares are. In addition, we may be eligible for the benefits of the income tax treaty between the United States and Canada, or, if we are treated as a PRC resident enterprise under the PRC tax law (see "—People's Republic of China Taxation") then we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, then dividends that we pay on our common shares would, subject to applicable limitations, be eligible for the reduced rates of taxation.

        Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

        You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to our common shares, as well as the effect of any change in applicable law after the date of this prospectus supplement.

        Any Canadian or PRC withholding taxes imposed on dividends paid to you with respect to common shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the common shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

        The amount of any dividend paid in currency other than the United States dollar will be the dividend's United States dollar value calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into United States dollars. A United States Holder may have foreign currency gain or loss if any dividend is converted into United States dollars after the date of receipt.

Disposition of the Common Shares

        You will recognize gain or loss on a sale or exchange of common shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the common shares. Subject to the discussion under "—Passive Foreign Investment Company" below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the common share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of our common shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of common shares (see "—People's Republic of China Taxation") then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or "basket" of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not believe we were a passive foreign investment company, or PFIC, for United States federal income purposes for our taxable year ended December 31, 2012, and do not expect to become a PFIC for the current taxable year ending December 31, 2013. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year ending December 31, 2013, or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, therefore expresses no opinion with respect to our PFIC status for any taxable year or our beliefs and expectations relating to such status set forth in this discussion.

        A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

        Changes in the composition of our income (including changes due to a decrease in our gross profit from the sales of goods as a percentage of our gross income) or composition of our assets may cause us to become a PFIC. The determination of whether we will be a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the common shares from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach (including, if relevant, any approach taken with respect to our market capitalization) is reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

        If we are a PFIC for any taxable year during which you hold common shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the common shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the common shares;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which a United States Holder holds our common shares and any of our non-United States subsidiaries is also a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower-tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        If we are a PFIC for any taxable year during which you hold common shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our common shares as ordinary income under a mark-to-market method, provided that our common shares constitute "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our common shares are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, as long as the common shares are regularly traded, and you are a holder of common shares, we expect that the mark-to-market election would be available to you if we become a PFIC, but no assurances are given in this regard.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your common shares generally only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        A United States Holder that holds our common shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our common shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding (at a rate of 28%) generally will apply to dividends in respect of our common shares, and the proceeds from the sale or exchange of our common shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

        United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the common shares as is necessary to identify the class or issue of which your common shares are a part. These requirements are subject to exceptions, including an exception for common shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed $50,000.

        United States Holders should consult their tax advisors regarding the application of these information reporting rules.

Medicare Tax

        Certain United States Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends and gains from the sale or other disposition of capital assets for taxable years beginning after December 31, 2012. United States Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of your common shares.

Principal Canadian Federal Income Tax Considerations

General

        The following is a summary of the principal Canadian federal income tax implications generally applicable to a U.S. Holder (defined below), who acquires our common shares, or the Common Shares, pursuant to this offering and who, at all relevant times, for purposes of the Income Tax Act (Canada), or the Canadian Tax Act, (i) is the beneficial owner of such Common Shares; (ii) has not been, is not and will not be resident (or deemed to be resident) in Canada at any time while such U.S. Holder has held or holds the Common Shares; (iii) holds the Common Shares as capital property; (iv) deals at arm's length with and is not affiliated with us; (v) does not use or hold, and is not deemed to use or hold, the Common Shares in the course of carrying on a business in Canada, (vi) is not part of a transaction or event or series of transactions or events that includes the acquisition or holding of Common Shares so as to cause the foreign affiliate dumping rules in section 212.3 of the Canadian Tax Act to apply, and (vii) is a resident of the United States for purposes of the Canada—United States Income Tax Convention (1980), or the Convention, and is fully entitled to the benefits of the Convention, or a U.S. Holder. Special rules that are not addressed in this summary may apply to a U.S. Holder that is an insurer that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an authorized foreign bank as defined in the Canadian Tax Act and such U.S. Holders should consult their own tax advisers.

        This summary assumes that we are a resident of Canada for the purposes of the Canadian Tax Act. Should it be determined that we are not a resident of Canada for the purposes of the Canadian Tax Act by virtue of being resident in another country (such as the PRC) by virtue of the application of an income tax convention between Canada and that other country, the Canadian income tax consequences to a U.S. Holder will differ from those described herein and U.S. Holders should consult their own tax advisors.

        This summary is based on the current provisions of the Canadian Tax Act, and the regulations thereunder, the Convention, and our counsel's understanding of the published administrative practices and policies of the Canada Revenue Agency, all in effect as of the date of this prospectus supplement. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus supplement. No assurances can be given that such proposed amendments will be enacted in the form proposed, or at all. This is not an exhaustive summary of all potential Canadian federal income tax consequences to a U.S. Holder and this summary does not take into account or anticipate any other changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

        TAX MATTERS ARE VERY COMPLICATED AND THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES WILL DEPEND ON EACH U.S. HOLDER'S PARTICULAR SITUATION. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF OR DESCRIPTION OF ALL POTENTIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE DIRECTED AT ANY PARTICULAR U.S. HOLDER OR PROSPECTIVE PURCHASER OF COMMON SHARES. ACCORDINGLY, HOLDERS OR PROSPECTIVE PURCHASERS OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN COMMON SHARES BASED ON THEIR OWN PARTICULAR CIRCUMSTANCES.

Dividends

        Amounts paid or credited, or deemed under the Canadian Tax Act to be paid or credited, on account or in lieu of payment of, or in satisfaction of, dividends to a U.S. Holder will be subject to Canadian non-resident withholding tax at the reduced rate of 15% under the Convention. This rate is further reduced to 5% in the case of a U.S. Holder that is a company for purposes of the Convention that owns at least 10% of our voting shares at the time the dividend is paid or deemed to be paid.

Disposition of Our Common Shares

        A U.S. Holder will not be subject to income tax under the Canadian Tax Act in respect of any capital gain realized on a disposition or deemed disposition of its Common Shares unless, at the time of disposition, the Common Shares constitute "taxable Canadian property" of the U.S. Holder for the purposes of the Canadian Tax Act and the U.S. Holder is not otherwise entitled to an exemption under the Convention.

        Generally, a Common Share owned by a U.S. Holder will not be taxable Canadian property of the U.S. Holder at a particular time provided that, at that time, the common shares of the Company are listed on a designated stock exchange (which currently includes the Nasdaq), unless at any time in the previous 60 month period:

  •
  the U.S. Holder and persons with whom the U.S. Holder does not deal at arm's length alone or in any combination has owned 25% or more of the shares of any class or series of shares in the capital of the Company, and

  •
  more than 50% of the fair market value of the Common Shares is derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, and options in respect of, or interest in or rights in any such properties, whether or not such property exists; or

  •
  the Common Shares are otherwise deemed under the Canadian Tax Act to be taxable Canadian property.

        U.S. Holders for whom the Common Shares are, or may be, taxable Canadian property should consult their own tax advisors.

Canada—United States Income Tax Convention

        The Fifth Protocol to the Convention which came into force on December 15, 2008 includes significant amendments to the limitation on benefits provision in the Convention. U.S. Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Convention.

People's Republic of China Taxation

        Under the former Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprises, any dividends payable by foreign-invested enterprises to non-PRC investors were exempt from any PRC withholding tax. In addition, any dividends payable, or distributions made, by us to holders or beneficial owners of our common shares would not have been subject to any PRC tax, provided that such holders or beneficial owners, including individuals and enterprises, were not deemed to be PRC residents under the PRC tax law and had not become subject to PRC tax.

        Under the EIT Law, which took effect as of January 1, 2008, enterprises established under the laws of non-PRC jurisdictions but whose "de facto management body" is located in China are considered "resident enterprises" for PRC tax purposes. Under the implementation regulations issued by the State Council relating to the EIT Law, "de facto management bodies" are defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. Most of our management are currently based in China, and may remain in China in the future. If we are treated as a "resident enterprise" for PRC tax purposes, we will be subject to PRC income tax on our worldwide income at a uniform tax rate of 25%, but dividends received by us from our PRC subsidiaries may be exempt from the income tax.

        Under the EIT Law and its implementation regulations, dividends paid to a non-PRC investor are generally subject to a 10% PRC withholding tax, if such dividends are derived from sources within China and the non-PRC investor is considered to be a non-resident enterprise without any establishment or place within China or if the dividends paid have no connection with the non-PRC investor's establishment or place within China, unless such tax is eliminated or reduced under an applicable tax treaty. Similarly, any gain realized on the transfer of shares by such investor is also subject to a 10% PRC withholding tax if such gain is regarded as income derived from sources within China, unless such tax is eliminated or reduced under an applicable tax treaty.

        The implementation regulations of the EIT Law provide that (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains shall be treated as China-sourced income. Currently there are no detailed rules or precedents applicable to us that govern the procedures and specific criteria for determining the meaning of being "domiciled" in the PRC. As such, it is not clear how the concept of domicile will be interpreted under the EIT Law. Domicile may be interpreted as the jurisdiction where the enterprise is incorporated or where the enterprise is a tax resident.

        As a result, if we are considered a PRC "resident enterprise for tax purpose," it is possible that the dividends we pay with respect to our common shares, or the gain you may realize from the transfer of our common shares, would be treated as income derived from sources within China and be subject to the PRC withholding tax at 10% or a lower treaty rate for enterprises.

        Under the IIT Law, individual income tax is payable on PRC-source dividend income. The implementation regulations of the IIT Law provide that income from dividends derived from companies, enterprises and other economic organizations in China is considered derived from sources inside China, regardless of whether the place of payment was inside China. Therefore, if we are treated as a company in China for tax purposes, any dividends we pay to our overseas individual shareholders as well as any gains realized by such shareholders from the transfer of our common shares may be regarded as China-sourced income and, consequently, be subject to PRC withholding tax at a rate of up to 20% or a lower treaty rate for individuals.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013;

  •
  our unaudited interim consolidated financial information as at March 31, 2013 and for the three-month periods ended March 31, 2012 and 2013 and Management's Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on May 28, 2013; and

  •
  our unaudited interim consolidated financial information as at June 30, 2013 and for the three- and six-month periods ended June 30, 2012 and 2013 and Management's Discussion and Analysis thereon, included as Exhibit 99.1 to our report on Form 6-K furnished to the SEC on August 8, 2013.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 26, 2013 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        We will also incorporate by reference any future filings made by us with the SEC under the Exchange Act after the date of this prospectus supplement until we sell all of the common shares offered by this prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

        Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Michael G. Potter, Chief Financial Officer
545 Speedvale Avenue West
Guelph, Ontario, Canada N1K 1E6
Tel: (1-519) 837-1881

        You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or our common shares are sold on a later date.

LEGAL MATTERS

        Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for us by Kirkland & Ellis International LLP. Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP. Certain legal matters as to Canadian law will be passed upon for us by WeirFoulds LLP and for the sales agent by McCarthy Tétrault LLP. Legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm and for the sales agent by King & Wood Mallesons.

EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company's annual report on Form 20-F, and the effectiveness of Canadian Solar Inc.'s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.

PROSPECTUS

Canadian Solar Inc.

Common Shares
Preferred Shares
Debt Securities
Warrants

        We may offer and sell from time to time common shares, preferred shares, debt securities and warrants of Canadian Solar Inc. in any combination from time to time in one or more offerings. The securities offered by this prospectus will have an aggregate offering price of up to $200 million. The preferred shares, debt securities and warrants may be convertible into or exercisable or exchangeable for our common shares or other securities. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        We may sell the securities independently or together with any other securities registered hereunder through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our common shares are listed on the Nasdaq Global Market under the symbol "CSIQ."

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2013

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "we," "us," "our company," "our" or "Canadian Solar" refers to Canadian Solar Inc., a Canadian company, its predecessor entities and its subsidiaries;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "shares" refers to common shares of Canadian Solar Inc. with no par value;

  •
  "$," "US$" and "U.S. dollars" are to the legal currency of the United States;

  •
  "RMB" and "Renminbi" are to the legal currency of China;

  •
  "C$," "CAD" and "Canadian dollars" are to the legal currency of Canada; and

  •
  "€" and "Euro" are to the legal currency of the European Economic and Monetary Union.

        This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. By using a shelf registration statement, we may sell our shares, debt securities and warrants or any combination of any of the foregoing from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

        We file reports and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our website address is http://www.canadiansolar.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 26, 2013; and

  •
  with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed on April 26, 2013 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Michael G. Potter, Chief Financial Officer
545 Speedvale Avenue West
Guelph, Ontario, Canada N1K 1E6
Tel: (1-519) 837-1881

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," or similar expressions, which refer to future events and trends, identify forward-looking statements. For instance, we make forward-looking statements such as our expected manufacturing capacity, our estimated silicon raw material requirements and our estimated silicon consumption rate. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation may change in the future.

        Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The "Risk Factors" section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

        This prospectus also contains or incorporates by reference data related to the solar power market in several countries, including China. These market data, including industry demand and product pricing, include projections that are based on a number of assumptions. Demand for solar generated electricity may not ultimately increase at the rates expected, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our securities. In addition, the rapidly changing nature of the solar power market and related regulatory regimes subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 OUR COMPANY

Overview

        We design, develop, and manufacture solar wafers, cells and solar module products that convert sunlight into electricity for a variety of uses. We are incorporated in Canada and conduct most of our manufacturing operations in China. Our products include a range of solar modules built to general specifications for use in a wide range of residential, commercial and industrial solar power generation systems. We also design and produce specialty solar modules and products based on our customers' requirements. Specialty solar modules and products consist of customized solar modules that our customers incorporate into their own products, such as building integrated photovoltaic modules and complete specialty products, such as portable solar home systems and solar-powered car battery chargers. We sell our products under our "Canadian Solar" brand name and to original equipment manufacturer customers under their brand names. In addition, we also sell total solar power system kits for residential applications and build-to-order solar systems for commercial and solar power plants for utility-scale applications.

        We believe we offer one of the broadest crystalline silicon solar module product lines in the industry. Our product lines range from modules of medium power, to high efficiency, high-power output mono-crystalline modules, as well as a range of specialty products. We currently sell our products to a diverse customer base in various markets worldwide, including Germany, Spain, Italy, France, the Czech Republic, the U.S., Canada, China, Japan and India, among others. We sell our standard solar modules to distributors and system integrators, as well as to solar project developers. We sell our solar power system kits to distributors and installers, and we sell our commercial system and utility-scale power plants to independent power producers and investors.

        We employ a flexible (or virtual) vertically integrated business model that combines internal manufacturing capacity with direct material purchases for both cells and wafers. We believe this approach has benefited us by lowering the cost of materials of our module products. We also believe that this approach provides us with greater flexibility to respond to short-term demand increases.

        We have recently taken steps to become more vertically integrated at the cell to module production steps of the manufacturing value chain. As of December 31, 2012, we had:

  •
  2.4 GW of total annual solar module manufacturing capacity, 330 MW of which is located in Ontario, Canada with the balance located in China;

  •
  1.6 GW of total annual solar cell manufacturing capacity in China; and

  •
  216 MW of total annual ingot and wafer manufacturing capacity in China.

        We intend to use substantially all of the silicon wafers that we manufacture to supply our own solar cell plant and to use substantially all of the solar cells that we manufacture to produce our own solar module products.

        We are focused on reducing our production costs by improving solar cell conversion efficiency, enhancing manufacturing yields and reducing raw material costs. In January 2009, we established a new solar cell efficiency research center to develop more efficient cell structures, and we have been making ongoing improvements in solar cell conversion efficiency and product cost control. We began shipping new products, such as higher efficiency modules, in late 2011 and expect to increase the sales volumes of these products during 2013.

        In the fourth quarter of 2009, we began the conversion of our first cell line to Enhanced Selective Emitter, or ESE, production, and we started to ship ESE-based module products in March 2010. By December 31, 2012, our total ESE capacity was 60 MW.

        In the third quarter of 2011, we began the conversion of some of our cell lines to Efficient Long-Term Photovoltaic Solution, or ELPS, production. We began shipping ELPS-based modules in November 2011 and expect to build our capacity for ELPS-based cells and modules to 180 MW by the end of 2013.

        In 2010, 2011 and 2012, we sold 803.5 MW, 1,322.5 MW and 1,543.1 MW, respectively, of solar power products. Our net revenues increased from $1,495.5 million in 2010 to $1,898.9 million in 2011, and decreased to $1,294.8 in 2012, primarily due to a decrease in the average selling price of our standard solar modules because of changes in government subsidies and economic incentives in many markets as well as continued oversupply across the entire photovoltaic supply chain. In 2012, we had loss from continuing operations of $142.5 million and net loss of $195.2 million, compared to income from continuing operations of $6.8 million and net loss of $90.9 million in 2011 and income from continuing operations of $120.3 million and net income of $50.8 million in 2010.

Industry Trends

        As we continue to expand our sales internationally, we are increasingly exposed to factors affecting sales of solar power products in international markets, including, among other things, any trade actions initiated by the Chinese or foreign governments and any resulting anti-dumping and countervailing duties or trade tariffs imposed on imports or exports of solar products or materials. On June 6, 2013, provisional anti-dumping duties imposed by the European Union, or the EU, on solar panels imported from China became effective at the starting rate of 11.8% until August 6, 2013, and then at an increased rate of 47.6% for many PRC solar importers, including us.

        On August 2, 2013, the European Commission approved an agreement reached by EU and Chinese trade negotiators pursuant to which Chinese manufacturers would export a limited amount of solar panels to the EU at a minimum price, in exchange for the EU agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. Solar panels imported after the annual quota has been reached would be subject to anti-dumping duties. According to reports, this agreement could also be used to resolve the parallel anti-subsidy investigation, commenced by the EU on November 8, 2012, prior to the imposition of provisional anti-subsidy measures. Provisional measures in that case are due August 7, 2013, and definitive measures in December 2013.

        At this point, it has not been decided how much of the annual quota will be allocated to each individual manufacturer in China. In 2010, 2011 and 2012, net revenues derived from Europe represented 79.8%, 65.0% and 50.7% of our total net revenues, respectively, representing our decreasing proportion of sales to the European markets. In recent years, we have successfully diversified our sources of revenue primarily by focusing our sales and marketing efforts on our total business solutions, which consists primarily of solar power project development sales, engineering procurement and construction services, operating and maintenance services, and sales of solar kits. We anticipate that as we continue to grow our total business solutions, and as business in many of our targeted markets, including the U.S., Japan, China, Canada, Korea, and India continue to grow, the percentage of total net revenues attributable to European markets will further decrease.

        See "Item 3. Key Information—D. Risk Factors—Risks Related to Our Company and Our Industry—Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to our customers, which could materially or adversely affect our business, results of operations, financial conditions and future prospects" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

 RISK FACTORS

        Please see the factors set forth under the heading "Item 3. Key Information—D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, and, if applicable, in any accompanying prospectus supplement before investing in any of the securities that may be offered or sold pursuant to this prospectus.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities registered as set forth in the applicable prospectus supplement.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated as an Ontario corporation in October 2001 and were continued as a Canadian corporation under the Canada Business Corporations Act, or the CBCA, in June 2006.

        We are a corporation organized under the federal laws of Canada. Most of our directors and officers and some of the experts named in this prospectus reside principally outside the United States. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because all or a substantial portion of our assets and the assets of those persons are located outside the United States. We have been advised by WeirFoulds LLP, our Canadian counsel, that there are defenses that can be raised to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws, such that the enforcement in Canada of such liabilities and judgments is not certain. Therefore, it may not be possible to enforce those actions against us, our directors and officers or the experts named in this prospectus.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        Zhong Lun Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of the PRC would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Zhong Lun Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or Canada. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated.

        The ratios are calculated by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and non-controlling interest plus fixed charges, amortization of capitalized interest, non-controlling interest in pre-tax loss (income) of subsidiaries that have not incurred fixed charges, and subtract capitalized interest. Fixed charges consist of interest expensed, interest capitalized and the estimated interest component of rental expense.

	Year Ended December 31,
	2008	2009	2010	2011		2012
Ratio of earnings to fixed charges	1X	3X	4X	—	(1)	—	(2)

(1)
Earnings for the year ended December 31, 2011 were insufficient to cover fixed charges by approximately $77.1 million as our operating results were negatively impacted by the downward market performance during the whole year.

(2)
Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by approximately $202.5 million as our operating results were negatively impacted by the downward market performance during the whole year.

        We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for each of the periods indicated above.

DESCRIPTION OF SHARE CAPITAL

        We are a Canadian corporation, and our affairs are governed by our articles of continuance, as amended from time to time (the "articles"), bylaws as effective from time to time, and the CBCA.

        As of the date of this prospectus, our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. As of August 9, 2013, 46,123,147 common shares and no preferred shares were issued and outstanding.

        The following summary description of our share capital does not purport to be complete and is qualified in its entirety by reference to our articles and our amended bylaws. If you would like more information on our common shares, you should review our articles and bylaws and the CBCA.

Common Shares

General

        All of our common shares are fully paid and non-assessable. Our common shares are issued in registered form and may or may not be certificated although every shareholder is entitled at their option to a share certificate that complies with the CBCA. There are no limitations on the rights of shareholders who are not residents of Canada to hold and vote common shares.

Dividends

        Holders of our common shares are entitled to receive, from funds legally available therefor, dividends when and as declared by the board of directors, subject to any prior rights of the holders of our preferred shares if issued. The CBCA restricts the directors' ability to declare, and our ability to pay, dividends by requiring that certain solvency tests be satisfied at the time of such declaration and payment. See the section entitled "—Directors—Sources of Dividends."

Voting Rights

        Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote.

Liquidation

        With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis, subject to any prior rights of the holders of our preferred shares if issued.

Variations of Rights of Shares

        All or any of the rights attached to our common shares, or any other class of shares duly authorized may, subject to the provisions of the CBCA, be varied either with the unanimous written consent of the holders of the issued shares of that class or by a special resolution passed at a meeting of the holders of the shares of that class.

Transfer Agent and Registrar

        Computershare is the transfer agent and registrar for our common shares. Computershare's address is 480 Washington Blvd., 29th Floor, Jersey City, New Jersey 07310.

Shareholders' Rights

        The CBCA and our articles and bylaws govern us and our relations with our shareholders. The following is a summary of certain rights of holders of our common shares under the CBCA. This summary is not intended to be complete and is qualified in its entirety by reference to the CBCA, our articles and bylaws.

Stated Objects or Purposes

        Our articles do not contain any stated objects or purposes and do not place any limitations on the business that we may carry on.

Shareholder Meetings

        We must hold an annual meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual meeting or later than six months after the end of our preceding financial year. A meeting of our shareholders may be held at a place within Canada determined by our directors or, if determined by our directors, in New York, New York, United States of America, Los Angeles, California, United States of America, London, England, the Hong Kong Special Administrative Region of The People's Republic of China or Shanghai, The People's Republic of China.

        Voting at any meeting of shareholders is by show of hands unless a poll or ballot is demanded. A poll or ballot may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy.

        A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present. An ordinary resolution is a resolution passed by not less than a simple majority of the votes cast by the shareholders entitled to vote on the resolution at a meeting at which a quorum is present.

Notice of Meeting of Shareholders

        Our bylaws and the CBCA provide that written notice stating the place, day and time of a shareholder meeting and the purpose for which the meeting is called, shall be delivered not less than 21 days nor more than 60 days before the date of the meeting.

Quorum

        Under the CBCA, unless a corporation's bylaws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our bylaws provide that a quorum shall be at least two shareholders entitled to vote at the meeting represented in person or by proxy and holding or representing by proxy at least one-third of the votes entitled to be cast at the meeting.

Record Date for Notice of Meeting of Shareholders

        Our directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but such record date shall not precede by more than 60 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which our shares are listed for trading.

Ability to Requisition Special Meetings of the Shareholders

        The CBCA provides that the holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may give notice to the directors requiring them to call a meeting for the purposes stated in the requisition.

Shareholder Proposals

        A shareholder entitled to vote at a meeting of shareholders who has held common shares with a fair market value of at least C$2,000 for at least six months may submit to us notice of a proposal and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five percent of the shares entitled to vote at the meeting to which the proposal is to be presented. This requirement does not preclude nominations being made at a meeting of shareholders. The proposal must be submitted to us at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the last annual meeting.

Vote Required for Extraordinary Transactions

        Under the CBCA, certain extraordinary corporate actions are required to be approved by special resolution. Such extraordinary corporate actions include:

  •
  amendments to articles;

  •
  arrangements;

  •
  amalgamations other than amalgamations involving a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

  •
  continuances under the laws of another jurisdiction;

  •
  voluntary dissolutions; and

  •
  sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business.

Related Party Transactions

        The CBCA does not prohibit related party transactions.

Dissent Rights

        The CBCA provides that our shareholders are entitled to exercise dissent rights and demand payment of the fair value of their shares in certain circumstances and provided that the procedures set out in the CBCA are followed. For this purpose, there is no distinction between listed and unlisted shares. Dissent rights of holders of any class of our shares exist when we resolve to:

  •
  amalgamate with a corporation other than a holding body corporate, one or more wholly owned subsidiaries and/or one or more sister corporations;

  •
  amend our articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

  •
  amend our articles to add, change or remove any restriction upon the business or businesses that the we may carry on;

  •
  amend our articles to effect certain changes affecting that class, including changes affecting shares of a class having rights or privileges equal or superior to that class;

  •
  continue under the laws of another jurisdiction;

  •
  sell, lease or exchange of all or substantially all our property other than in the ordinary course of business; or

  •
  carry out a going-private or squeeze-out transaction.

        In addition, a court order in connection with an arrangement proposed by us may permit shareholders to dissent if the arrangement is adopted.

        However, a shareholder is not entitled to dissent if an amendment to our articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Action by Written Consent

        Under the CBCA, shareholders can take action by written resolution and without a meeting only if all shareholders sign the written resolution.

Preferred Shares

General

        Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series at any time and from time to time. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our common shares and the notes offered in this prospectus. We have no current plan to issue any preferred shares.

Ability to fix the Designations, Rights, Privileges, Restrictions and Conditions

        Before it issues any series of preferred shares, our board of directors shall fix the number of preferred shares in, and determine the attaching to the preferred shares of, such series, including without limitation:

  (a)
  the issue price per share, which may be expressed in a foreign currency, provided that the issue price per share shall not be less than C$1.00 (or its equivalent in a foreign currency at the date of issuance) or more than C$100.00 (or its equivalent in a foreign currency at the date of issuance);

  (b)
  the rate, amount or method of calculation of dividends, including whether such rate, amount or method shall be subject to change or adjustment in the future;

  (c)
  the method of payment of dividends, including whether such dividends shall be cumulative, non-cumulative, partially cumulative, deferred or payable on some other basis;

  (d)
  the date or dates, manner and currency or currencies of payment of dividends;

  (e)
  the restrictions, if any, on the payments of dividends on any Junior Shares (defined below);

  (f)
  the rights and obligations, if any, that we have to redeem or purchase the shares, including the prices and other terms of redemption or purchase;

  (g)
  the terms of any share purchase plan or sinking or similar fund providing for the purchase or redemption of the shares;

  (h)
  the rights, if any, of the holders of the shares to retract the shares, including the prices and other terms of retraction;

  (i)
  the rights, if any, of the holders of the shares or of us to convert or exchange the shares for other securities of ours or any other entity and the rates and other terms of conversion or exchange;

  (j)
  the voting rights, if any, attached to the shares; and

  (k)
  the preferences, if any, of the shares over any Junior Shares with respect to the distribution of our assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

        "Junior Shares" means the common shares and any other of our shares ranking junior to the preferred shares with respect to the payment of dividends and with respect to the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

Voting Rights

        Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, the holders of our preferred shares shall not be not entitled as such to receive notice of, or to attend or vote at, a meeting of our shareholders. Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, on any poll taken at any meeting of the holders of preferred shares, whether as a class or a series or two or more series, each holder of preferred shares entitled to vote at the meeting shall have one one-hundredth of a vote in respect of each C$1.00 (or its equivalent in a foreign currency at the date of issuance) of the issue price for each preferred share held. Except where the rights, privileges, restrictions and conditions attaching to a series of our preferred shares otherwise provide, the formalities to be observed with respect to the giving of notice of, and voting at, any meeting of holders of preferred shares, including without limitation, the quorum therefor, shall be those from time to time prescribed by our bylaws or by standing resolutions of our board of directors with respect to meetings of shareholders.

Creation of Additional Classes and Other Matters

        Subject to the rights, privileges, restrictions and conditions attaching to a series of our preferred shares, we may, without the approval or consent of the holders of the preferred shares voting separately as a class or series, at any time and from time to time:

  (a)
  create one or more other classes of shares ranking on a parity with the preferred shares with respect to the payment of dividends or the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up our affairs, whether voluntary or involuntary;

  (b)
  if all dividends on each outstanding series of preferred shares accrued to the most recently preceding date for the payment of dividends on such series shall have been declared and paid or set apart for payment, create one or more other classes of shares ranking superior to the preferred shares with respect to the payment of dividends or the distribution of assets in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or in the event of any other distribution of our property or assets among our shareholders for the purpose of winding up our affairs, whether voluntary or involuntary;

  (c)
  increase any maximum number of authorized shares of any other class of shares; and

  (d)
  effect an exchange, reclassification or cancellation of all or part of the preferred shares.

Liquidation

        With respect to a distribution of assets in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets for the purposes of winding up our affairs, before any amount shall be paid to, or any property distributed among, the holders of our common shares, the holders of our preferred shares shall be entitled to receive:

  (a)
  the amount paid up on such shares or such other amount or amounts as have been provided for with respect to such shares;

  (b)
  the premium, if any, provided for with respect to such shares;

  (c)
  in the case of shares entitled to cumulative dividends, any unpaid cumulative dividends on such shares; and

  (d)
  in the case of shares entitled to non-cumulative dividends, any declared but unpaid non-cumulative dividends on such shares.

After payment of the amounts payable to them, the holders of our preferred shares shall not be entitled to share in any further distribution of our property and assets.

No Pre-Emptive Rights

        The holders of our preferred shares shall not be entitled as such to subscribe for, purchase or receive any part of any issue of our securities, now or hereafter authorized, or any rights to acquire the same, otherwise than in accordance with any conversion, exchange or other rights which may from time to time be attached to any series of preferred shares.

Directors

Number of Directors and Election

        Under the CBCA the number of directors of a corporation must be specified in the corporation's articles. The articles may provide for a minimum and maximum number of directors.

        Our articles provide that the number of directors will not be less than three or more than ten. Our board of directors currently consists of six directors.

        Our articles provide that our board of directors shall fix and may change the number of directors within the minimum and maximum number of directors provided for in our articles. In addition, our board of directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

        Shareholders of a corporation governed by the CBCA elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Director Qualifications

        Under the CBCA, at least 25% of the directors must be Canadian residents. A director must not be:

  •
  under eighteen years of age;

  •
  adjudicated as mentally unsound;

  •
  a person that is not an individual; or

  •
  a person who has the status of a bankrupt.

Removal of Directors; Staggered Term

        Under the CBCA, a corporation's shareholders may remove at a special meeting any director before the expiration of his or her term of office and may elect any qualified person in such director's stead for the remainder of such term by ordinary resolution.

        Under the CBCA, directors may be elected for a term expiring not later than the third annual meeting of shareholders following the election. If no term is specified, a director's term expires at the next annual meeting of shareholders. A director may be nominated for re-election to the board of directors at the end of the director's term.

Vacancies on the Board of Directors

        Under the CBCA, vacancies that exist on the board of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, may be filled by the board if the remaining directors constitute a quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Limitation of Personal Liability of Directors and Officers

        Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in the corporation's articles, bylaws, resolutions or contracts can relieve a director or officer from the duty to act in accordance with the CBCA or relieve a director from liability for a breach thereof. However, a director will not be liable for breaching his or her duty to act in accordance with the CBCA if the director relied in good faith on:

  •
  financial statements represented to him by an officer or in a written report of the auditor to fairly reflect the financial condition of the corporation; or

  •
  a report of a person whose profession lends credibility to a statement made by such person.

Indemnification of Directors and Officers

        Under the CBCA and pursuant to our bylaws, we may indemnify any present or former director or officer or an individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In order to qualify for indemnification such director or officer must:

  •
  have acted honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the other entity for which he or she acted as director or officer or in a similar capacity at our request; and

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  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

        Indemnification will be provided to an eligible director or officer who meets both these tests and was substantially successful on the merits in his or her defense of the action.

        A director or officer is entitled to indemnification from us as a matter of right if he or she is not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

Sources of Dividends

        Dividends may be declared at the discretion of the board of directors. Under the CBCA, the directors may not declare, and we may not pay, dividends if there are reasonable grounds for believing that (i) we are, or would after such payment be unable to pay our liabilities as they become due or (ii) the realizable value of our assets would be less than the aggregate of our liabilities and of our stated capital of all classes of shares.

Amendments to the Bylaws

        The directors may by resolution make, amend or repeal any bylaw unless the articles or bylaws provide otherwise. Our articles and bylaws do not restrict the power of our directors to make, amend or repeal bylaws. When the directors make, amend or repeal a bylaw, they are required under the CBCA to submit the change to the shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, amendment or repeal by ordinary resolution.

Interested Directors Transactions

        Under the CBCA, if a director or officer has a material interest in a material contract or transaction, the director generally may not vote on any resolution to approve the contract or transaction, but the contract is not void or voidable by reason only of the relationship if such interest is disclosed in accordance with the requirements set out in the CBCA, the contract is approved by the other directors or by the shareholders and the contract was fair and reasonable to the corporation at the time it was approved.

        Where a director or officer has an interest in a material contract or transaction or a proposed material contract or transaction that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors, the nature and the extent of the interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

Committees

        Under the CBCA, directors of a corporation may appoint from their number a committee of directors and delegate to such committee certain powers of the directors.

Derivative Actions

        Under the CBCA, a complainant (as defined below) may apply to the court for leave to bring an action in the name of and on behalf of us or any of our subsidiaries, or to intervene in an existing action to which such body corporate is a party for the purpose of prosecuting, defending or discontinuing the action of behalf of the body corporate. A complainant includes a present or former shareholder, a present or former officer or director of ours or any of our affiliates, the director appointed under the CBCA, or any other person who in the discretion of the court is a proper person to make such an application. Under the CBCA, no such action may be brought and no such intervention in an action may be made unless the court is satisfied that:

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  the complainant has given notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court not less than 14 days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

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  the complainant is acting in good faith; and

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  it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

        Under the CBCA, the court in a derivative action may make any order it thinks fit, including orders pertaining to the conduct of the action, the making of payments to former and present shareholders and payment of reasonable legal fees incurred by the complainant.

Oppression Remedy

        The CBCA provides an oppression remedy that enables a court to make any interim or final order it thinks fit to rectify the matters complained of, if the court is satisfied upon application of a complainant (as defined below) that any act or omission of the corporation or any of its affiliates effects a result, the business or affairs of the corporation or any of its affiliates are or have been conducted in a manner, or the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

        A complainant includes a present or former shareholder, a present or former officer or director of ours or any of our affiliates, the director appointed under the CBCA or any other person who in the discretion of the court is a proper person to make such an application.

        The exercise of the court's jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint.

Inspection of Books and Records

        Under the CBCA, our shareholders and creditors and, their personal representatives may examine, free of charge during normal business hours:

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  our articles, bylaws and all amendments thereto;

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  the minutes and resolutions of shareholders;

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  copies of all notices of directors filed under the CBCA; and

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  our securities register.

        Any of our shareholders may request a copy of the articles, bylaws and all amendments thereto free of charge.

Exchange Controls

        Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian public company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends or similar payments to non-resident holders of our common shares, except as described under "Item 10. Additional Information—E. Taxation—Canadian Federal Income Tax Considerations" in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended.

 DESCRIPTION OF THE SECURITIES

        The following is a description of the terms and provisions of our shares, preferred shares, debt securities and warrants to purchase shares, preferred shares or debt securities, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

 DESCRIPTION OF COMMON SHARES

        We may issue our common shares either alone or underlying other securities convertible into or exercisable or exchangeable for our common shares.

        Holders of our common shares are entitled to certain rights and subject to certain conditions as set forth in our articles and bylaws and the CBCA. See "Description of Share Capital."

DESCRIPTION OF OUR PREFERRED SHARES

        Our board of directors has the authority, without shareholder approval, to issue an unlimited number of preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Canadian Solar. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

        As of the date of this document, there are no outstanding shares of preferred stock of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

        Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our articles and bylaws and the CBCA. See "Description of Share Capital."

 DESCRIPTION OF DEBT SECURITIES

        We may issue series of debt securities, which may include debt securities exchangeable for or convertible into common shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors' resolution, an officers' certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

        We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

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  the title of the debt securities;

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  the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

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  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

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  the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

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  any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

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  any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities;

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  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

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  if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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  the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

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  any provisions relating to any security provided for the debt securities;

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  any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

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  any addition to or change in the covenants described in the indenture with respect to the debt securities;

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  whether the debt securities will be senior or subordinated and any applicable subordination provisions;

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  a discussion of material income tax considerations applicable to the debt securities;

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  any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        We may issue debt securities that are exchangeable for and/or convertible into common shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of common shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

        We may issue warrants to purchase our common shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

        Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

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  the title of the equity warrants;

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  the initial offering price;

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  the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

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  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

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  if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

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  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

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  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

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  anti-dilution provisions of the equity warrants, if any;

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  redemption or call provisions, if any, applicable to the equity warrants; and

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  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

        Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

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  the title of the debt warrants;

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  the initial offering price;

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  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

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  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

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  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

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  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

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  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

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  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

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  anti-dilution provisions of the debt warrants, if any;

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  redemption or call provisions, if any, applicable to the debt warrants; and

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  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

 PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

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  through agents;

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  to dealers or underwriters for resale;

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  directly to purchasers; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

        In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Direct Sales and Sales through Agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

        Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

        As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

        If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

        Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

        Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

 LEGAL MATTERS

        The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Kirkland & Ellis International LLP, our special United States counsel. The validity of the shares, preferred shares, debt securities and warrants, to the extent governed by the laws of Canada, will be passed upon for us by WeirFoulds LLP, our special legal counsel as to Canadian law. Legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm, our counsel as to PRC law.

 EXPERTS

        The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F, and the effectiveness of Canadian Solar Inc.'s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.